                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-32580
                                                      Registration No. 333-75633


PROSPECTUS SUPPLEMENT

(To Prospectus dated March 30, 2000
and Prospectus dated April 9, 1999)

                                8,200,000 Shares

                           (Apache Corporation LOGO)
                                  COMMON STOCK

                            ------------------------

APACHE CORPORATION IS OFFERING 8,200,000 SHARES OF ITS COMMON STOCK.

                            ------------------------

OUR COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE AND THE CHICAGO STOCK EXCHANGE UNDER THE SYMBOL "APA." ON JANUARY 16, 2003, THE LAST REPORTED SALE PRICE OF OUR COMMON STOCK ON THE NEW YORK STOCK EXCHANGE WAS $62.03 PER SHARE.

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT.

                            ------------------------
                               PRICE $61 A SHARE
                            ------------------------

                                                                UNDERWRITING
                                                                DISCOUNTS AND
                                              PRICE TO PUBLIC    COMMISSIONS    PROCEEDS TO APACHE
                                              ---------------   -------------   ------------------
Per Share...................................     $61.00            $2.2875         $58.7125
Total.......................................  $500,200,000       $18,757,500     $481,442,500

Apache Corporation has granted the underwriters the right to purchase up to an additional 1,230,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on January 22, 2003.

                            ------------------------

MORGAN STANLEY
                      SALOMON SMITH BARNEY
                                           RBC CAPITAL MARKETS

                            ------------------------

ROBERT W. BAIRD & CO.
                  A.G. EDWARDS & SONS, INC.
                                     PETRIE PARKMAN & CO.
                                                   RAYMOND JAMES


January 16, 2003

                          [APACHE CORPORATION CHARTS]

     These charts reflect our estimated production before and after the pending BP transactions by core areas. Percentages are calculated by using Apache's January 2003 estimated daily production rate and our estimate of the daily production rate from the BP assets for 2003, which we used to value the assets that we have agreed to acquire. The estimated production attributable to the pending BP transactions is based solely on our internal estimates and has not been reviewed by our independent reserve engineers. There is no assurance that the pending BP transactions will be completed or that our estimate of production will prove correct.

                               OIL AND GAS TERMS

When describing natural gas:........   Mcf            = thousand cubic feet
                                       MMbtu          = million British thermal units
                                       MMcf           = million cubic feet
                                       Bcf            = billion cubic feet
When describing oil:................   Bbl            = barrel
                                       Mbbls          = thousand barrels
                                       MMbbls         = million barrels
When comparing natural gas to
  oil:..............................   6 Mcf of gas   = 1 bbl of oil equivalent
                                       Boe            = barrel of oil equivalent
                                       Mboe           = thousand barrels of oil equivalent
                                       MMboe          = million barrels of oil equivalent

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Oil and Gas Terms...........................................     i
About this Prospectus Supplement............................   iii
Prospectus Supplement Summary...............................   S-1
Risk Factors................................................   S-7
Special Note Regarding Forward-Looking Statements...........  S-12
Use of Proceeds.............................................  S-13
Capitalization..............................................  S-14
Price Range of Common Stock.................................  S-15
Dividend Policy.............................................  S-15
Material U.S. Federal Tax Consequences to Non-U.S. Holders
  of Common Stock...........................................  S-16
Underwriting................................................  S-19
Legal Matters...............................................  S-21
Experts.....................................................  S-21
Where You Can Find More Information About the Company.......  S-22

                 PROSPECTUS DATED MARCH 30, 2000
About This Prospectus.......................................     1
Where You Can Find More Information.........................     1
Cautionary Statements Regarding Forward-Looking
  Statements................................................     3
Apache Corporation..........................................     3
Apache Trusts...............................................     3
Ratios of Earnings to Fixed Charges and to Combined Fixed
  Charges and Preferred Stock Dividends.....................     4
Use of Proceeds.............................................     5
The Securities Apache and the Apache Trusts May Offer.......     5
Description of Capital Stock................................     7
Description of Depositary Shares............................    15
Description of Debt Securities..............................    18
Description of Trust Preferred Securities...................    32
Description of Trust Preferred Securities Guarantees........    38
Description of Common Stock Purchase Contracts and Units....    41
Book-Entry Securities.......................................    41
Plan of Distribution........................................    43
Legal Matters...............................................    44
Experts.....................................................    44

                  PROSPECTUS DATED APRIL 9, 1999
About This Prospectus.......................................     1
Where You Can Find More Information.........................     1
Apache Corporation..........................................     2
Ratios of Earnings to Fixed Charges and Ratios of Earnings
  to Combined Fixed Charges and Preferred Stock Dividends...     2
Use of Proceeds.............................................     3
The Securities We May Offer.................................     3
Description of Capital Stock................................     4
Description of Depositary Shares............................     9
Description of Debt Securities..............................    12
Book-Entry Securities.......................................    24
Plan of Distribution........................................    26
Legal Matters...............................................    27
Experts.....................................................    27

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock. The second part is the accompanying prospectus dated March 30, 2000, and the accompanying prospectus dated April 9, 1999. The accompanying prospectus dated March 30, 2000, relates to the offering of 8,200,000 shares of our common stock. If the underwriters exercise all or a portion of their over-allotment option to purchase up to 1,230,000 additional shares, this prospectus supplement and the accompanying prospectus dated March 30, 2000, will relate to the first 800,000 of such shares, and this prospectus supplement and the accompanying prospectus dated April 9, 1999, will relate to the remaining 430,000 shares. We refer to the accompanying prospectus dated March 30, 2000, and the accompanying prospectus dated April 9, 1999, collectively as the "accompanying prospectus." The accompanying prospectus contains a description of the common stock and gives more general information, some of which may not apply to the common stock.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. If the information in this prospectus supplement varies from the information contained or incorporated by reference in the accompanying prospectus, you should rely on the information in this prospectus supplement. No person is authorized to provide you with different information or to offer the common stock in any jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights selected information about us and this offering. This summary is not complete and does not contain all of the information that is important to you. You should carefully read this prospectus supplement, the accompanying prospectus and the other documents we refer to and incorporate by reference for a more complete understanding of us and this offering. In particular, we incorporate important business and financial information in this prospectus supplement and the accompanying prospectus by reference. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option. Unless otherwise stated, the dollar amounts and financial data contained in this prospectus supplement and the accompanying prospectus are presented in U.S. dollars.

     Unless this prospectus supplement otherwise indicates or the context otherwise requires, the terms "we," "our," "us" or "Apache" as used in this prospectus supplement refer to Apache Corporation.

                               APACHE CORPORATION

     Apache Corporation is an independent energy company that, directly and through subsidiaries, explores for, acquires and develops oil and gas reserves and produces natural gas, crude oil, condensate and natural gas liquids. In North America, our exploration and production interests are focused on the Gulf of Mexico, the Anadarko Basin, the Permian Basin, the Gulf Coast and the Western Sedimentary Basin of Canada. Outside North America, we currently have exploration and production interests offshore Western Australia, Argentina and in Egypt and exploration interests in Poland and offshore The People's Republic of China.

     Through September 30, 2002, our average daily production was:

      --   162 Mbbls of crude oil, condensate and natural gas liquids; and

      --   1,082 MMcf of natural gas.

     As of December 31, 2001, our worldwide proved reserves totaled 1,267 MMboe, including:

      --   599 MMbbls of crude oil, condensate and natural gas liquids; and

      --   4,005 Bcf of natural gas.

STRATEGY

     Our strategy is to increase our oil and gas reserves, production, cash flow and earnings through a balanced growth program that involves:

      --   exploiting our existing asset base;

      --   acquiring properties to which we can add incremental value; and

      --   investing in high-potential exploration prospects.

     Exploiting Our Existing Asset Base. We seek to maximize the value of our existing asset base by increasing production and reserves while controlling per unit operating costs. In order to achieve these objectives, we rigorously examine our operations to reduce costs, identify production enhancement initiatives such as workovers and recompletions employing new technology, and divest marginal and non-strategic properties.

     Acquiring Properties To Which We Can Add Incremental Value. Generally, we seek to purchase reserves at appropriate prices by avoiding auction processes where we are competing with other buyers and timing our acquisitions to avoid the peak of the price cycle. Our aim is to follow each acquisition with a cycle of reserve enhancement, property consolidation and cash flow acceleration, thereby facilitating asset growth and debt reduction. During the past decade, we have consistently succeeded in adding value to acquired properties through this strategy. We acquired 254 MMboe and 213 MMboe of proved reserves for $1.3 billion and $0.9 billion in 2000 and 2001, respectively. In addition, the acquisitions included $94 million of production, processing and transportation facilities in 2000, and $146 million of such facilities and $197 million of goodwill in 2001. In 2002, we acquired an estimated 49 MMboe of proved reserves for approximately $355 million. We believe that the current environment is favorable for possible additional acquisitions. We continue to evaluate attractive opportunities. Any future acquisitions would be subject to a number of conditions, including conditions beyond our control, and there can be no assurance that we will enter into or actually consummate any such transactions.

     Investing In High-Potential Exploration Prospects. Our international investments and exploration activities are a significant component of our long-term growth strategy. They complement our North American operations, which are more development oriented. We seek to concentrate our exploratory investments in a select number of international areas and to become a dominant operator in those regions. We believe that these investments, although higher-risk, offer the potential for significant reserve additions.

     A critical component in implementing our three-pronged growth strategy is maintenance of significant financial flexibility. We are committed to preserving a strong balance sheet and credit position to give us the foundation required to pursue our growth initiatives.

RECENT DEVELOPMENTS

     Pending Transactions with BP p.l.c. On January 11, 2003, we signed two purchase and sales agreements with subsidiaries of BP p.l.c., which we refer to collectively as "BP," to purchase their interests in 61 producing fields, including 113 blocks in the Gulf of Mexico and two producing fields in the North Sea. We will operate 36 of the producing fields in the Gulf of Mexico and both of the producing fields in the North Sea.

     Each of the purchase agreements is effective as of January 1, 2003. We anticipate the purchase of the Gulf of Mexico properties will close late in the first quarter of 2003, and the purchase of the North Sea properties will close late in the second quarter of 2003. The total purchase price for all of the assets being acquired is $1.3 billion, with $670 million allocated to the purchase of the Gulf of Mexico assets and $630 million allocated to the North Sea assets. The actual price payable upon the closing of each purchase will be reduced by the net cash flow attributable to the acquired fields, and increased by interest on the purchase price, from January 1, 2003, until the date of closing. The purchase price will also be subject to customary closing adjustments. Owners of working interests in certain Gulf of Mexico properties have preferential purchase rights which, if exercised, would reduce the interests we purchase in those properties and the purchase price we would pay. Neither acquisition is conditional upon the consummation of the other acquisition.

     The properties we are acquiring from BP in the Gulf of Mexico complement our extensive existing reserves and production in the Gulf, while the North Sea properties establish a new core area for us. Of the Gulf of Mexico properties we will acquire, most of the working interests exceed 50 percent, 19 of the fields are owned 100 percent and approximately 70 percent of the production will be operated by us. We are acquiring a 96 percent working interest in, and will be the operator of, the North Sea properties.

     We estimate that the properties we will acquire in the BP transactions had proved reserves as of January 1, 2003 of:

      --   186.5 MMbbls of crude oil and natural gas liquids; and

      --   279.9 Bcf of natural gas.

     Using the conventional equivalence of one barrel of oil to six Mcf of gas, these estimated proved reserves totaled 233.2 MMboe and were approximately 80 percent oil and 20 percent gas. Approximately 93 percent of these estimated proved reserves are developed reserves. We also estimate that 21 percent of the total oil reserves and 100 percent of the reserves of natural gas are in the Gulf of Mexico properties.

     The 2003 production estimates used to value the acquisition were:

      --   65.5 Mbbls per day of crude oil and natural gas liquids; and

      --   197.6 MMcf per day of natural gas.

     The estimates mentioned in the preceding three paragraphs are based on our analysis of historical production data, assumptions regarding capital expenditures and anticipated production declines. The reserves and average daily production attributable to the BP transactions are based solely on our internal estimates and have not been reviewed by our independent reserve engineers. There is no assurance that the BP transactions will be completed or, if completed, that our estimates of reserves and average daily production will prove correct.

     In order to preserve our strong financial position in a period of cyclically high gas and oil prices, we hedged 40.8 MMbbls of oil at an average price of $24.78 per Bbl and 70 Bcf of natural gas at an average price of $4.55 per MMbtu through 2004. We have agreed to sell all of the North Sea production from those properties over the next two years to BP at a combination of fixed and market sensitive prices pursuant to a contract entered into in connection with the North Sea purchase agreement. The fixed price portion of our contract with BP is included in the 40.8 MMbbl oil hedge.

     The BP transactions have received all necessary corporate approvals, and are not conditioned upon financing, but are subject to customary closing conditions, regulatory approvals under the U.S. Hart-Scott-Rodino Act and, in the case of the North Sea properties, U.K. regulatory and other approvals.

     Completed Acquisitions. A significant part of our growth strategy is to increase oil and gas reserves, production and cash flow through an active acquisition program. Apache has consummated several acquisitions since January 1, 2002.

     In December 2002, Apache completed the acquisition of certain South Louisiana properties comprising 234,000 net acres (366 square miles) with estimated net proved reserves of 30 MMboe, 88 percent of which is estimated to be natural gas, for approximately $260 million, subject to normal post-closing adjustments. The acquisition also includes 135 producing wells and access to 849 square miles of 3-D seismic data covering the relatively contiguous acreage position. Based on our analysis of historical production rates, assumptions regarding capital expenditures and anticipated production declines, we anticipate 2003 net daily production to approximate 55 MMcf of natural gas and 2,100 barrels of oil. We also entered into a separate exploration joint venture with the seller whereby the seller will actively generate prospects on certain South Louisiana acreage for a total cost of $25 million over a two year period.

     We have also completed several smaller acquisitions since January 1, 2002, for an aggregate of approximately $95 million. Together, these acquisitions include proved reserves of approximately 19 MMboe.

     2002 Drilling Results. During 2002, we completed 1,018 gross wells as producers out of a total of 1,089 gross wells drilled. In the fourth quarter of 2002, we announced our fourth deep water discovery on our West Mediterranean concession offshore Egypt, and a new discovery in our Ras El Hekma concession in Egypt. These wells were, respectively, the 10th and 11th discoveries for us in Egypt and our 15th and 16th discoveries worldwide for the year.

                            ------------------------

     Our executive offices are located at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056, and our telephone number is (713) 296-6000.

                                  THE OFFERING

Common stock offered..........   8,200,000 shares

Common stock to be outstanding
after this offering...........   152,250,678 shares

Use of proceeds...............   We expect that our net proceeds from the
                                 offering will be approximately $481.2 million, after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us. We intend to use the net proceeds from the offering, together with cash on hand, net cash generated from operations and short-term and long-term borrowings, to fund the cash requirements of the pending BP transactions. Pending such use, we will use the net proceeds to repay indebtedness under our commercial paper facilities and our money market lines of credit in the ordinary course of business or to make short-term investments. We will use any net proceeds not used to finance the BP transactions for general corporate purposes.

Dividends.....................   On December 18, 2002, we announced that our
                                 board of directors had declared a special 5 percent dividend, payable in shares of our common stock, which will be paid on April 2, 2003, to shareholders of record on March 12, 2003. The board also declared the regular cash dividend on our common stock of $.10 per share.
                                 The cash dividend will be paid on February 21, 2003, to shareholders of record on January 22, 2003. Purchasers of our common stock in this offering who own their shares at the close of business on the applicable record date will be entitled to receive the common stock and cash dividends.

Risk factors..................   See "Risk Factors" and other information
                                 included in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in shares of the common stock.

New York and Chicago Stock
Exchange symbol...............   APA

     The number of shares of our common stock to be outstanding after the offering is based on 144,050,678 shares outstanding as of December 31, 2002, and excludes:

      -- 4,010,789 shares of treasury stock, of which 1,597,272 shares are reserved for issuance under one of our stock option plans (of which options to purchase 1,392,705 shares at an average exercise price of $52.43 per share are outstanding), 450,000 shares are reserved for certain restricted stock grants and 345,269 shares are reserved for issuance under our deferred delivery plan;

      -- 4,305,652 shares of common stock reserved for issuance under our stock option plans, of which options to purchase 4,001,778 shares at an average exercise price of $37.02 per share are outstanding;

      -- 3,927,065 shares reserved for issuance under our deferred delivery plan and for certain additional stock grants; and

      -- the shares issuable as a result of the 5 percent common stock dividend declared on December 18, 2002.

                      SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

     We have provided in the tables below our selected financial and operating data. The financial information for each of the years in the three-year period ended December 31, 2001, and at December 31, 1999, 2000 and 2001, has been derived from our audited financial statements. The financial information for the nine-month periods ended September 30, 2001 and 2002, and at September 30, 2001 and 2002, has been derived from our unaudited financial statements. In our management's opinion, these unaudited financial statements have been prepared on the same basis as our audited financial statements except as noted below. You should read the following financial information in conjunction with our consolidated financial statements and related notes that we have incorporated by reference in the accompanying prospectus.

                                                                            NINE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                              ---------------------------------------   -------------------------
                                1999(1)       2000(2)       2001(3)        2001          2002
                              -----------   -----------   -----------   -----------   -----------
                                                                               (UNAUDITED)
                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Total revenues(4)...........  $ 1,146,553   $ 2,283,904   $ 2,777,126   $ 2,272,113   $ 1,829,500
Net income..................      200,855       713,056       723,399       644,779       373,510
Income attributable to
  common stock..............      186,406       693,068       703,798       630,086       364,115
Net income per common share:
  Basic(5)..................         1.57          5.34          5.13          4.59          2.59
  Diluted(6)................         1.56          5.16          4.97          4.43          2.55
Cash dividends declared per
  common share(7)...........          .25           .19           .35           .25           .30
Net cash provided by
  operating activities......      638,174     1,529,386     1,934,727     1,527,964     1,009,269
BALANCE SHEET DATA (AT END
  OF PERIOD):
Working capital.............  $     6,290   $    76,673   $   175,291   $    88,214   $   369,208
Total assets................    5,502,543     7,481,950     8,933,656     9,066,735     9,248,709
Long-term debt..............    1,879,650     2,193,258     2,244,357     2,311,512     2,163,182
Shareholders' equity........    2,669,427     3,754,640     4,418,483     4,398,202     4,761,160
Common shares
  outstanding(8)............  125,396,110   135,998,223   137,103,179   137,090,273   143,966,713

------------

(1) Includes the results of the acquisitions of certain oil and gas properties from Petsec Energy Inc., Shell Offshore Inc. and affiliated Shell entities, British-Borneo Oil & Gas Plc and Shell Canada Limited after February 1, 1999, May 18, 1999, June 18, 1999 and November 30, 1999, respectively.

(2) Includes the results of the acquisitions of certain oil and gas properties from Repsol, Collins & Ware, Occidental and Phillips after January 24, 2000, June 30, 2000, August 17, 2000, and December 29, 2000, respectively.

(3) Includes the results of the acquisitions of certain oil and gas properties from Repsol YPF and Fletcher Challenge Energy after March 22, 2001, and March 27, 2001, respectively.

(4) As a result of the consensus on Emerging Issues Task Force Issue 00-10, "Accounting for Shipping and Handling Fees and Costs," for the nine months ended September 30, 2002, third party gathering and transportation costs in the amount of $27.5 million have been reported as an operating expense instead of a reduction to revenues as previously reported. A reclassification has been made to reflect this change for the nine months ended September 30, 2001, resulting in an increase in reported revenue and operating expense for that period of $24.1 million. The change has no impact on income attributable to common stock. The income statement data for each of the years in the three-year period ended December 31, 2001, do not reflect the reclassification and report third party gathering and transportation costs as a reduction of revenues. For 1999, 2000 and 2001, the reclassification would result in an increase in reported revenue and operating expense of $15.1 million, $18.1 million and $32.3 million, respectively, with no impact on income attributable to common stock.

(5) Does not take into account the 5 percent common stock dividend declared in December 2002. If the effects of the dividend had been taken into account, Net income per common share -- Basic would have been $1.50, $5.09 and $4.89 for the years ended December 31, 1999, 2000 and 2001, respectively, and $4.37 and $2.47 for the nine month periods ended September 30, 2001 and 2002, respectively.

(6) Does not take into account the 5 percent stock common dividend declared in December 2002. If the effects of the dividend had been taken into account, Net income per common share -- Diluted would have been $1.49, $4.91 and $4.73 for the years ended December 31, 1999, 2000 and 2001, respectively, and $4.22 and $2.43 for the nine month periods ended September 30, 2001 and 2002, respectively.

(7) Does not take into account the 5 percent common stock dividend declared in December 2002. If the effects of the dividend had been taken into account, Cash dividends per common share would have been $.24, $.18 and $.33 for the years ended December 31, 1999, 2000 and 2001, respectively, and $.24 and $.29 for the nine month periods ended September 30, 2001 and 2002, respectively.

(8) Does not take into account the 5 percent common stock dividend declared in December 2002. If the effects of the dividend had been taken into account, common shares outstanding would have been 131,665,916 shares, 142,798,134 shares and 143,958,338 shares for the years ended December 31, 1999, 2000 and 2001, respectively, and 143,944,787 shares and 151,165,049 shares for the nine month periods ended September 30, 2001 and 2002, respectively.

                                                                            NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                    ----------------------------------   -----------------------
                                      1999        2000         2001         2001         2002
                                    --------   ----------   ----------   ----------   ----------
OPERATING DATA:
Proved reserves:
  Oil (Mbbls)(1)..................   415,242      522,473      599,388
  Natural gas (Bcf)...............     2,352        3,384        4,005
     Total proved reserves
       (Mboe)(2)..................   807,172    1,086,418    1,266,943
  Reserves outside North America
     (% of total).................        27%          20%          25%
  Reserve replacement ratio(3)....       360%         393%         244%
  Reserve life index (years)(4)...      10.8         11.4         10.1
  Finding and development costs
     per Boe(2)(5)................  $   5.79   $     5.65   $     5.64
Average daily production:
  Oil (Mbbls/day)(1)..............        95          122          156          152          162
  Natural gas (MMcf/day)..........       656          831        1,127        1,115        1,082
     Total production
       (Mboe/day)(2)..............       204          261          344          338          343
Average lease operating costs per
  Boe(2)..........................  $   2.56   $     2.68   $     3.24   $     3.20   $     3.67

------------

(1) Includes crude oil, condensate and natural gas liquids.

(2) 6 Mcf of natural gas = 1 Boe.

(3) Total reserve additions for the period, including revisions and net of property sales, divided by annual production.

(4) Total proved reserves at period end divided by annual production.

(5) Total capitalized costs incurred for the period, excluding capitalized interest and property sales, divided by total reserve additions for the period, including revisions.

                                  RISK FACTORS

     Before making an investment in shares of our common stock, you should carefully consider the risks described below, as well as the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, please read "Special Note Regarding Forward-Looking Statements" in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

REPERCUSSIONS FROM THE TERRORIST ACTS COMMITTED IN THE UNITED STATES COULD HARM OUR BUSINESS OPERATIONS AND ADVERSELY IMPACT OUR ABILITY TO MEET OUR EXPECTATIONS AND TO FULFILL OTHER FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

     The terrorist attacks on September 11, 2001, have caused instability in the world's markets. There can be no assurance that the current armed hostilities will not escalate or that these terrorist attacks, or the United States' responses to them, will not lead to further acts of terrorism and civil disturbances in the United States or elsewhere, which may further contribute to the economic instability in the United States and the other regions in which we operate. Armed conflict, civil unrest, additional terrorist activities and the attendant political instability and societal disruption may reduce demand for our products or disrupt our ability to conduct our exploration, production, development and marketing activities, which could harm our business.

OIL AND NATURAL GAS PRICES ARE VOLATILE. VOLATILITY IN OIL AND NATURAL GAS PRICES CAN ADVERSELY AFFECT OUR RESULTS AND THE PRICE OF OUR COMMON STOCK. THIS VOLATILITY ALSO MAKES VALUATION OF OIL AND GAS PRODUCING PROPERTIES DIFFICULT AND CAN DISRUPT MARKETS.

     Oil and natural gas prices have historically been, and are likely to continue to be, volatile. The prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty, worldwide economic conditions, weather conditions, import prices, political conditions in major oil producing regions, especially the Middle East, and actions taken by OPEC. The prices for oil and natural gas could be significantly affected by the prospect and outcome of war in Iraq, for example.

     Our quarterly results of operations may fluctuate significantly as a result of variations in oil and natural gas prices and production performance. In recent years, oil and natural gas price volatility has become increasingly severe. You can expect the market price of our common stock to decline when our quarterly results decline or at any time when events actually or potentially adverse to us or the industry occur. Our common stock price may decline to a price below the price you paid to purchase your shares of common stock in this offering.

     This volatility makes it difficult to estimate with precision the value of producing properties in acquisitions and to budget and project the return on exploration and development projects involving our oil and gas properties. In addition, unusually volatile prices often disrupt the market for oil and gas properties, as buyers and sellers have more difficulty agreeing on the purchase price of properties.

A SUBSTANTIAL OR EXTENDED DECLINE IN OIL AND GAS PRICES WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     A substantial or extended decline in oil and gas prices would have a material adverse effect on our financial position, results of operations, quantities of oil and gas that may be economically produced, and access to capital. A significant decrease in price levels for an extended period would negatively affect us in several ways:

      -- our cash flow would be reduced, decreasing funds available for capital expenditures employed to replace reserves or increase production;

      -- certain reserves would no longer be economic to produce, leading to both lower proved reserves and cash flow; and

      -- access to other sources of capital, such as equity or long-term debt markets, could be severely limited or unavailable.

Consequently, our revenues and profitability would suffer.

OUR ABILITY TO SELL OUR OIL AND GAS PRODUCTION COULD BE MATERIALLY HARMED IF WE FAIL TO OBTAIN ADEQUATE SERVICES SUCH AS TRANSPORTATION AND PROCESSING.

     The sale of our oil and gas production, particularly outside of North America, depends on a number of factors beyond our control, including the availability and capacity of transportation and processing facilities. Our failure to obtain such services on acceptable terms could materially harm our business.

WE HAVE RECORDED WRITE-DOWNS BECAUSE OF FULL COST ACCOUNTING RULES AND MAY BE REQUIRED TO DO SO AGAIN IN THE FUTURE.

     Under the full cost accounting rules of the U.S. Securities and Exchange Commission ("SEC"), we review the carrying value of our proved oil and gas properties each quarter on a country-by-country basis. Under these rules, capitalized costs of proved oil and gas properties--net of accumulated depreciation, depletion and amortization, and deferred income taxes--may not exceed the present value of estimated future net cash flows from proved oil and gas reserves, discounted at 10 percent, plus the lower of cost or fair value of unproved properties included in the costs being amortized, net of related tax effects.

     These rules generally require pricing future oil and gas production at the unescalated oil and gas prices in effect at the end of each fiscal quarter. They also require a write-down if the "ceiling" is exceeded, even if prices declined for only a short period of time.

     If oil and gas prices fall significantly, a write-down may occur. Write-downs required by these rules do not impact cash flow from operating activities.

THE OIL AND GAS RESERVES DATA WE REPORT ARE ONLY ESTIMATES AND MAY PROVE TO BE INACCURATE.

     There are numerous uncertainties inherent in estimating quantities of oil and natural gas reserves of any category and in projecting future rates of production and timing of development expenditures, which underlie the reserve estimates, including many factors beyond our control. Reserve data represent only estimates. In addition, the estimates of future net cash flows from our proved reserves and their present value are based upon various assumptions about future production levels, prices and costs that may prove to be incorrect over time. Any significant variance from the assumptions could result in the actual quantity of our reserves and future net cash flows from them being materially different from the estimates. In addition, our estimated reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and gas prices, operating and development costs and other factors.

     At December 31, 2001, approximately 24 percent of our estimated proved reserves were undeveloped. Recovery of undeveloped reserves generally requires significant capital expenditures and successful drilling operations. The reserve data assumes that we can and will make these expenditures and conduct these operations successfully, which may not occur.

IF WE FAIL TO ACQUIRE OR FIND ADDITIONAL RESERVES, OUR RESERVES AND PRODUCTION WILL DECLINE MATERIALLY FROM THEIR CURRENT LEVELS.

     The rate of production from oil and gas properties generally declines as reserves are depleted. Except to the extent that we acquire additional properties containing proved reserves, conduct successful exploration and development activities, successfully apply new technologies or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, our proved reserves will decline materially as reserves are produced. Future oil and gas production is, therefore, highly dependent upon our level of success in acquiring or finding additional reserves.

WE INCUR SUBSTANTIAL COSTS TO COMPLY WITH GOVERNMENT REGULATIONS, ESPECIALLY REGULATIONS RELATING TO ENVIRONMENTAL PROTECTION, AND COULD INCUR EVEN GREATER COSTS IN THE FUTURE.

     Our exploration, production, development and marketing operations are regulated extensively at the federal, state and local levels, as well as by other countries in which we do business. We have made and will continue to make large expenditures in our efforts to comply with the requirements of environmental and other regulations. Further, the oil and gas regulatory environment could change in ways that might substantially increase these costs.

     Hydrocarbon-producing states regulate conservation practices and the protection of correlative rights. These regulations affect our operations and limit the quantity of hydrocarbons we may produce and sell. In addition, at the U.S. federal level, the Federal Energy Regulatory Commission regulates interstate transportation of natural gas under the Natural Gas Act. Other regulated matters include marketing, pricing, transportation and valuation of royalty payments.

     As an owner or lessee and operator of oil and gas properties, we are subject to various federal, state, local and foreign regulations relating to discharge of materials into, and protection of, the environment. These regulations may, among other things, impose liability on us for the cost of pollution clean-up resulting from operations, subject us to liability for pollution damages, and require suspension or cessation of operations in affected areas. Changes in or additions to regulations regarding the protection of the environment could hurt our business.

     One of the responsibilities of owning and operating oil and gas properties is paying for the cost of abandonment. Upon closing of our acquisition of the North Sea properties, we have agreed to assume BP's abandonment obligation for those properties, the cost of which we took into consideration in determining the purchase price. Effective January 1, 2003, exploration and production companies are required to reflect abandonment costs as a liability on their balance sheets.

     Our purchase of the North Sea properties does not relieve BP of its liabilities if we do not satisfy our abandonment obligation. To ensure our payment of those costs, we have agreed to deliver a letter of credit to BP if the rating of our senior unsecured debt is lowered by both Moody's and Standard & Poor's. Any such letter of credit would be in an amount equal to the net present value of future abandonment costs of the North Sea properties as of the date of any such ratings change. If we are obligated to provide a letter of credit, it will expire if either rating agency restores its rating to the present level.

OUR BUSINESS COULD BE HARMED BY COMPETITION WITH OTHER COMPANIES.

     The oil and gas industry is highly competitive, and our business could be harmed by competition with other companies. Because oil and gas are fungible commodities, our principal form of competition is price competition. We strive to maintain the lowest finding and production costs possible to maximize profits. In addition, as an independent oil and gas company, we frequently compete for reserve acquisitions, exploration leases, licenses, concessions and marketing agreements against companies with financial and other resources substantially larger than we possess. Many of our competitors have established strategic long-term positions and maintain strong governmental relationships in countries in which we may seek new entry.

WE DO NOT INSURE AGAINST ALL POTENTIAL LOSSES AND COULD BE SERIOUSLY HARMED BY UNEXPECTED LIABILITIES.

     Exploration for and production of oil and natural gas can be hazardous, involving natural disasters and other unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can damage or destroy wells or production facilities, injure or kill people, and damage property and the environment. We maintain insurance against many potential losses or liabilities arising from our operations in accordance with customary industry practices and in amounts that we believe to be prudent. However, our insurance does not protect us against all operational risks.

OUR HEDGING ACTIVITIES MAY PREVENT US FROM BENEFITING FROM PRICE INCREASES AND MAY EXPOSE US TO OTHER RISKS.

     To the extent that we engage in hedging activities, we may be prevented from realizing the benefits of price increases above the levels of the hedges. In addition, we are subject to risks associated with differences in prices at different locations, particularly where transportation constraints restrict our ability to deliver oil and gas volumes to the delivery point to which the hedging transaction is indexed.

THE PENDING BP TRANSACTIONS MIGHT NOT BE CONSUMMATED AS EXPECTED.

     The BP transactions have received all necessary corporate approvals and are not conditioned upon financing, but are subject to customary closing conditions, regulatory approvals under the U.S. Hart-Scott-Rodino Act and, in the case of the North Sea properties, U.K. regulatory and other approvals. We expect to satisfy those remaining conditions. Owners of other working interests in certain of the Gulf of Mexico properties have preferential rights to purchase portions of the interests we expect to acquire from BP that, if exercised, would reduce the interests we purchase in those fields and the purchase price we would pay.

     While we expect that the BP transactions will be closed and funded, we cannot be sure that the transactions will be completed.

WHEN WE ACQUIRE OIL AND GAS PROPERTIES, SUCH AS THOSE FROM BP, OUR FAILURE TO FULLY IDENTIFY AND CORRECTLY EVALUATE POTENTIAL PROBLEMS, TO PROPERLY ESTIMATE RESERVES OR PRODUCTION RATES OR COSTS, OR TO EFFECTIVELY INTEGRATE THE ACQUIRED OPERATIONS COULD SERIOUSLY HARM US.

     We are actively engaged in acquiring oil and gas properties. When we acquire properties, such as those from BP, our failure to fully identify potential problems, to properly estimate reserves or production rates or costs, or to effectively integrate the acquired operations could seriously harm us.

     Although we perform reviews of acquired properties and applicable records and contracts that we believe are consistent with industry practices, we do not review in depth every individual property involved in each acquisition. Ordinarily we focus on higher-value properties and sample the remainder. However, even a detailed review of properties and applicable records and contracts may not necessarily reveal existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Our review may not sufficiently identify or evaluate applicable contracts under which third parties may assert preferential rights to purchase some of the properties that we believe we have acquired, rights to change or contest the operatorship of acquired properties, or rights with respect to acquired properties under agreements providing for areas of mutual interest. Even when we identify such third party rights, we may not correctly evaluate their applicability or potential consequences because of uncertain legal standards and for other reasons.

     Even when problems are identified, we often assume environmental and other risks and liabilities in connection with acquired properties. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs with respect to acquired properties. Actual results may vary substantially from those assumed in the estimates. In addition, acquisitions may have adverse effects on our operating results, particularly during the periods in which the operations of acquired businesses are being integrated into our ongoing operations.

OUR NON-U.S. OPERATIONS, ESPECIALLY IN DEVELOPING COUNTRIES, ARE SUBJECT TO INCREASED RISKS AND UNCERTAINTIES.

     Our non-U.S. oil and natural gas exploration, development and production activities are subject to:

      -- political and economic uncertainties, including, among others, changes, sometimes frequent or marked, in governmental energy policies or the personnel administering them;

      --   expropriation of property;

      --   cancellation or modification of contract rights;

      --   foreign exchange restrictions;

      --   currency fluctuations;

      -- risks of loss due to civil strife, acts of war, guerrilla activities and insurrection;

      --   royalty and tax increases; and

      -- other risks arising out of foreign governmental sovereignty over the areas in which our operations are conducted.

These risks may be higher in the developing countries in which we conduct these activities. Consequently, our non-U.S. exploration, development and production activities may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial position or results of operations. Furthermore, in the event of a dispute arising from our non-U.S. operations, we may be subject to the exclusive jurisdiction of courts outside the United States or may not be successful in subjecting non-U.S. persons to the jurisdiction of the courts in the United States, which could adversely affect the outcome of the dispute.

A DECLINE IN THE CONDITION OF THE CAPITAL MARKETS OR A SUBSTANTIAL RISE IN INTEREST RATES COULD HARM US.

     If the condition of the capital markets utilized by us to finance our operations materially declines, we might not be able to finance our operations on terms we consider acceptable. In addition, a substantial rise in interest rates would decrease our net cash flows.

ADVERSE CHANGES IN THE EXCHANGE RATES WITH SOME FOREIGN CURRENCIES COULD HARM
US.

     Our cash flow stream relating to certain international operations is based on the U.S. dollar equivalent of cash flows measured in foreign currencies. Australian gas production is sold under fixed-price Australian dollar contracts and over half the costs incurred are paid in Australian dollars. Revenue and disbursement transactions denominated in Australian dollars are converted to U.S. dollar equivalents based on the exchange rate on the transaction date. Reported cash flow relating to Canadian operations is based on cash flows measured in Canadian dollars converted to the U.S. dollar equivalent based on the average of the Canadian and U.S. dollar exchange rates for the period reported. Substantially all of our international transactions, outside of Canada and Australia, are denominated in U.S. dollars.

     A decrease in value of 10 percent in the Canadian dollar, the Australian dollar and Polish zloty relative to the U.S. dollar from the September 30, 2002 exchange rates would result in a foreign currency loss of approximately $16.0 million, based on September 30, 2002 amounts.

     The U.S. and Canadian energy markets continue to evolve into a single energy market. In light of this continuing transformation, we adopted the U.S. dollar as our functional currency in Canada, effective October 1, 2002. The U.S. dollar is now the functional currency for all our foreign operations.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.

     If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders might sell shares of common stock, the market price of our common stock could significantly decline. All of the shares offered by this prospectus supplement and the accompanying prospectus will be freely tradable without restriction or further registration under the federal securities laws unless purchased by an "affiliate," as that term is defined in Rule 144 under the Securities Act of 1933. The outstanding shares subject to lock-up agreements between certain of our directors and executive officers and the underwriters may be sold 90 days after the effective date of this offering, except as noted in "Underwriting."

OUR STOCKHOLDER RIGHTS PLAN, CHARTER, BYLAWS, DELAWARE LAW AND OUR DEBT SECURITIES DISCOURAGE UNSOLICITED TAKEOVER PROPOSALS AND COULD PREVENT YOU FROM REALIZING A PREMIUM FOR YOUR COMMON STOCK.

     We have a stockholder rights plan that may have the effect of discouraging unsolicited takeover proposals. The rights issued under the stockholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors. In addition, our charter, bylaws, Delaware law and our debt securities contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. The stockholder rights plan and these provisions are described in "Description of Capital Stock--Stockholder Rights Plan" beginning on page 11 of the accompanying prospectus dated March 30, 2000, and beginning on page 6 of the accompanying prospectus dated April 9, 1999, and in "--Anti-Takeover Effect of Provisions of Apache's Charter and Bylaws and Delaware Law" beginning on page 13 of the accompanying prospectus dated March 30, 2000, and beginning on page 7 of the accompanying prospectus dated April 9, 1999. Our obligation to purchase our debt securities upon a change in control is described in "Description of Debt Securities--We Are Obligated to Purchase Debt Securities Upon a Change in Control" beginning on page 27 of the accompanying prospectus dated March 30, 2000, and beginning on page 20 of the accompanying prospectus dated April 9, 1999.

     Together these provisions and the stockholder rights plan may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for your common stock.

INVESTORS IN OUR SECURITIES MAY ENCOUNTER DIFFICULTIES IN OBTAINING, OR MAY BE UNABLE TO OBTAIN, RECOVERIES FROM ARTHUR ANDERSEN WITH RESPECT TO ITS AUDITS OF OUR FINANCIAL STATEMENTS.

     On March 14, 2002, our previous independent public accountant, Arthur Andersen LLP, was indicted on federal obstruction of justice charges arising from the federal government's investigation of Enron Corp. On June 15, 2002, a jury returned with a guilty verdict against Arthur Andersen following a trial. As a public company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent public accountant. On March 29, 2002, we decided not to engage Arthur Andersen as our independent auditors, and engaged Ernst & Young LLP to serve as our new independent auditors for 2002. However, we are incorporating in this prospectus supplement and the accompanying prospectus financial statements for 2001, 2000 and 1999 that were audited by Arthur Andersen. Investors in our securities may encounter difficulties in obtaining, or be unable to obtain, from Arthur Andersen with respect to its audits of our financial statements relief that may be available to investors under the federal securities laws against auditing firms.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference contain statements that constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts, including, without limitation, those relating to our future financial position, business strategy, budgets, reserve information, projected levels of production, projected costs and plans and objectives of management for future operations, are forward-looking statements.

     Words such as "expect," "anticipate," "estimate," "intend," "plan," "believe" and similar expressions are intended to identify forward-looking statements.

     Although we believe our expectations reflected in forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among others:

      --   the market prices of oil and gas;

      -- uncertainty of drilling results, reserve estimates and reserve replacement;

      --   operating uncertainties and hazards;

      --   economic and competitive conditions;

      --   natural disasters and other changes in business conditions;

      --   inflation rates;

      --   legislative and regulatory changes;

      --   financial market conditions;

      --   accuracy, completeness and veracity of information received from BP;

      --   wars and acts of terrorism or sabotage;

      --   political and economic uncertainties of foreign governments; and

      --   future business decisions.

Additional factors are discussed under "Risk Factors" beginning on page S-7 of this prospectus supplement.

     In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements might not occur. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     We estimate the net proceeds from the offering of common stock to be approximately $481.2 million, or $553.4 million if the underwriters' over-allotment option is exercised in full, after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us.

     We intend to use the net proceeds from the offering, together with cash on hand, net cash generated from operations and short-term and long-term borrowings, to fund the cash requirements of the pending BP transactions. Pending such use, we will use the net proceeds of the offering to repay indebtedness under our commercial paper facilities and our money market lines of credit in the ordinary course of our business or to make short-term investments. The amount of repayment of indebtedness will depend, in part, on the closing of the BP transactions. We will use any net proceeds not used to finance the BP transactions for general corporate purposes. As of December 31, 2002, we had $271.4 million face amount of commercial paper discounted at an average weighted rate of 1.35 percent per annum and $8.9 million principal amount outstanding under our money market lines of credit bearing interest at a variable rate, currently 2.25 percent per annum.

                                 CAPITALIZATION

     The following table sets forth, as of September 30, 2002, our cash and cash equivalents and capitalization on:

      --   an actual basis; and

      -- an as adjusted basis giving effect to our receipt of the estimated net proceeds from the sale of the shares we are selling in the offering and the application of the net proceeds pending the closing of the BP transactions.

     The as adjusted cash and cash equivalents and capitalization amounts assume that the over-allotment option is not exercised. The as adjusted amounts do not reflect the effects of our acquisitions in the fourth quarter of 2002, which are not material to our capitalization, or the financing of the pending BP transactions. The table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                             AS OF SEPTEMBER 30, 2002
                                                             ------------------------
                                                               ACTUAL     AS ADJUSTED
                                                             ----------   -----------
                                                                   (UNAUDITED)
                                                                  (IN THOUSANDS)
Cash and Cash Equivalents..................................  $  167,471   $  363,849
                                                             ==========   ==========
Total Debt:
Apache:
  7.95% notes due 2026.....................................  $  178,609   $  178,609
  7.625% debentures due 2096...............................     149,175      149,175
  7.625% notes due 2019....................................     149,127      149,127
  7.375% debentures due 2047...............................     148,009      148,009
  7.7% notes due 2026......................................      99,659       99,659
  7.0% notes due 2018......................................     148,432      148,432
  6.25% notes due 2012.....................................     397,255      397,255
  Money market lines of credit and commercial paper........     284,800           --
Subsidiary and other obligations:
  Apache Finance Australia 6.5% notes due 2007.............     169,228      169,228
  Apache Finance Australia 7.0% notes due 2009.............      99,521       99,521
  Apache Finance Canada 7.75% notes due 2029...............     297,011      297,011
  Fletcher Notes...........................................       5,356        5,356
  Apache Clearwater, Inc. .................................      37,000       37,000
                                                             ----------   ----------
          Total debt.......................................   2,163,182    1,878,382
                                                             ----------   ----------
Preferred Interests of Subsidiaries........................     436,415      436,415
                                                             ----------   ----------
Shareholders' Equity:
  Series B preferred stock.................................      98,387       98,387
  Common stock.............................................     184,974      195,224
  Paid-in capital..........................................   3,038,248    3,509,176
  Retained earnings........................................   1,658,081    1,658,081
  Treasury stock...........................................    (110,616)    (110,616)
  Accumulated other comprehensive income...................    (107,914)    (107,914)
                                                             ----------   ----------
          Total shareholders' equity.......................   4,761,160    5,242,338
                                                             ----------   ----------
          Total capitalization.............................  $7,360,757   $7,557,135
                                                             ==========   ==========

                          PRICE RANGE OF COMMON STOCK

     Our common stock is listed for trading on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "APA." The following table sets forth on a per share basis the high and low sales prices for our common stock for the quarters indicated. Prices shown are from the New York Stock Exchange Composite Transactions Reporting System.

                                                                HIGH       LOW
                                                              --------   --------
2000:
  First Quarter.............................................  $46.8181   $29.2045
  Second Quarter............................................   55.9090    40.0000
  Third Quarter.............................................   61.5341    42.1591
  Fourth Quarter............................................   67.4432    46.8182
2001:
  First Quarter.............................................  $66.2500   $49.2727
  Second Quarter............................................   60.7272    43.6818
  Third Quarter.............................................   49.4454    34.7727
  Fourth Quarter............................................   50.1182    36.9000
2002:
  First Quarter.............................................  $  58.20   $  44.36
  Second Quarter............................................     60.09      52.57
  Third Quarter.............................................     59.99      45.07
  Fourth Quarter............................................     60.64      49.44

     On January 16, 2003, the last reported sale price for our common stock on the New York Stock Exchange was $62.03 per share. Stockholders should obtain current market quotations before making any decision with respect to an investment in our common stock.

     At December 31, 2002, there were 144,050,678 shares of our common stock outstanding, held by approximately 9,000 shareholders of record.

     Prices shown and shares outstanding exclude the shares issuable as a result of the 5 percent stock dividend declared on December 18, 2002.

                                DIVIDEND POLICY

     We have paid cash dividends on our common stock for 36 consecutive years through December 31, 2002. We increased the annual stock dividend to $.40 per share in 2002. On December 18, 2002, we declared a special 5 percent common stock dividend to be paid on April 2, 2003, to stockholders of record on March 12, 2003. We also declared a cash dividend on our common stock of $.10 per share to be paid on February 21, 2003, to stockholders of record on January 22, 2003. Although we expect to continue the payment of dividends at that level, future dividend payments will depend upon our level of earnings, financial requirements and other relevant factors.

     In December 1995, we declared a dividend of one preferred stock purchase right for each share of our common stock outstanding on January 31, 1996 or issued after that date. These rights are more fully described beginning on page 11 of the accompanying prospectus dated March 30, 2000, and beginning on page 6 of the accompanying prospectus dated April 9, 1999.

                     MATERIAL U.S. FEDERAL TAX CONSEQUENCES
                      TO NON-U.S. HOLDERS OF COMMON STOCK

     The following is a summary of material U.S. federal income and estate tax consequences expected to result under current law from the purchase, ownership and taxable disposition of common stock by non-U.S. holders of common stock. A "non-U.S. holder" is any person or entity other than one who is for U.S. federal income tax purposes:

      --   a citizen or resident of the United States;

      -- a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof;

      -- an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

      -- a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

     This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances, such as a valid election to be treated as a U.S. person, or to non-U.S. holders that may be subject to special treatment under U.S. federal income tax laws. This summary does not discuss any aspect of state, local or foreign taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial opinions, published positions of the Internal Revenue Service and other applicable authorities, all of which are subject to change, possibly with retroactive effect. In this prospectus supplement, the Internal Revenue Code of 1986, as amended, is called the "Code." Prospective purchasers of common stock are advised to consult their tax advisors regarding the U.S. federal, state and local, and non-U.S. income and other tax consequences of acquiring, holding and disposing of common stock.

DIVIDENDS

     Apache pays cash dividends on its common stock. Any dividends paid to a non-U.S. holder on shares of common stock will be subject to withholding of U.S. federal income tax at a rate of 30 percent, unless a lower rate is prescribed under an applicable tax treaty. U.S. federal income tax withholding will not be required, however, if the dividends are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States or, in the case of an applicable tax treaty, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder. Dividends that are effectively connected with the conduct of a trade or business within the United States, or are attributable to a U.S. permanent establishment will be subject to U.S. federal income tax on a net income basis which is not collected by withholding provided the non-U.S. holder files the appropriate certification with Apache or its agent. Any dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business within the United States may also be subject to a "branch profits tax" at a rate of 30 percent or such lower rate as may be specified by an applicable tax treaty.

     For purposes of the withholding tax rules discussed above and for purposes of determining the applicability of a tax treaty rate under current Treasury Regulations, dividends paid to an address outside the United States will be presumed to be paid to a resident of the country of address, unless the payor has knowledge to the contrary. Under Treasury Regulations (referred to as "final regulations") that are effective for payments made after December 31, 2000, a non-U.S. holder of common stock who wishes to claim the benefit of a tax treaty rate is required to satisfy applicable certification and other requirements. In addition, under the final regulations, in the case of common stock held by a foreign partnership:

      -- the certification requirement is generally applied to the partners of the partnership; and

      -- the partnership is required to provide certain information, including a U.S. taxpayer identification number.

     A non-U.S. holder of common stock that is eligible for a reduced rate of U.S. federal income tax withholding pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Internal Revenue Service.

SALE OR DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of any gain recognized on the sale or other taxable disposition of common stock so long as:

      -- the gain is not effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States and, under an applicable tax treaty, is not attributable to a U.S. permanent establishment maintained by the non-U.S. holder;

      -- in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, either:

        -- such holder is not present in the United States for 183 or more days during the taxable year of the disposition; or

        -- such holder does not have a "tax home" in the United States for U.S. federal income tax purposes and such holder does not maintain an office or other fixed place of business in the United States to which such gain is attributable;

      -- such non-U.S. holder is not subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain U.S. expatriates; and

      -- the common stock continues to be "regularly traded on an established securities market" for U.S. federal income tax purposes and the non-U.S. holder has not held, directly or indirectly, at any time during the five-year period ending on the date of disposition (or, if shorter, the non-U.S. holder's holding period) more than five percent of the outstanding common stock.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Apache must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a treaty or information exchange agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Under current law, U.S. backup withholding tax, which is a withholding tax at the applicable statutory rate on certain payments to persons who fail to furnish the information required under U.S. information reporting requirements, generally will not apply to dividends paid on common stock to a non-U.S. holder at an address outside the United States unless the payor has knowledge that the payee is a U.S. person. However, under the final regulations, dividends paid on common stock after December 31, 2000, may be subject to backup withholding unless applicable certification requirements are satisfied.

     Payment of the proceeds from a sale of common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. Payment of the proceeds from a sale of common stock to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, if such broker is a U.S. person, a "controlled foreign corporation" or a foreign person that derives 50 percent or more of its gross income from the conduct of a trade or business in the United States, such payment will be subject to information reporting, but currently not backup withholding, unless such broker has documentary evidence in its records that the owner is a non-U.S. holder and certain other conditions are met or the owner otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be credited against the non-U.S. holder's federal income tax liability, if any, or refunded, provided the required information is furnished to the Internal Revenue Service.

ESTATE TAX

     The fair market value of common stock owned, or treated as owned, by an individual at the time of his death will be includable in his gross estate for U.S. federal estate tax purposes and thus may be subject to U.S. federal estate tax, even though the individual at the time of death is neither a citizen of nor domiciled in the United States, unless an applicable estate tax treaty provides otherwise.

GROWTH AND JOBS PLAN PROPOSED BY PRESIDENT BUSH ON JANUARY 7, 2003

     President George W. Bush recently proposed a new tax plan that, if enacted, would eliminate U.S. federal income tax on certain dividends paid on common stock by corporations that pay U.S. federal income tax. Under the proposal, dividends would not be subject to U.S. federal income tax if (i) they are paid from profits earned by corporations in 2002 or later, and (ii) the corporation has paid U.S. federal income tax on such profits. As currently proposed, President Bush's plan, if enacted, would require us, upon payment of dividends, to inform shareholders of the amount of the dividend that would be "tax-free" under the plan. The current proposal does not include sufficient detail to permit us to determine what effect, if any, the proposal would have on the withholding requirements applicable to non-U.S. persons who own shares of our common stock. The proposal is preliminary in nature and must be reduced to legislation that will be proposed in Congress. There can be no assurance that the proposal will be enacted into law.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as the representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of our common stock indicated below:

NAME                                                           NUMBER OF SHARES
----                                                           ----------------
Morgan Stanley & Co. Incorporated...........................       1,886,000
Salomon Smith Barney Inc. ..................................       1,886,000
RBC Dain Rauscher Inc. .....................................       1,886,000
Robert W. Baird & Co. Incorporated..........................         635,500
A.G. Edwards & Sons, Inc. ..................................         635,500
Petrie Parkman & Co., Inc...................................         635,500
Raymond James & Associates, Inc. ...........................         635,500
                                                                  ----------
Total.......................................................       8,200,000
                                                                  ==========

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are purchased. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $1.49 a share under the public offering price. After the initial offering of the shares of our common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     The following table shows public offering price, underwriting discount and proceeds before expenses to Apache. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                    TOTAL
                                                        -----------------------------
                                            PER SHARE   WITHOUT OPTION   WITH OPTION
                                            ---------   --------------   ------------
Public offering price.....................  $61.0000     $500,200,000    $575,230,000
Underwriting discounts and commissions....  $ 2.2875     $ 18,757,500    $ 21,571,125
Proceeds, before expenses, to Apache......  $58.7125     $481,442,500    $553,658,875

     The expenses of this offering, not including the underwriting discount and commissions, are estimated at $265,000 and are payable by Apache.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,230,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock hereby. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the next preceding table bears to the total number of shares of common stock listed next to the name of all underwriters in the next preceding table.

     We and our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we, he or she will not, during the period ending 90 days after the date of this prospectus supplement:

      -- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or file any registration statement under the Securities Act of 1933 with respect to the foregoing; or

      -- enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, our directors and executive officers have agreed that, without the prior consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, they will not, during the period ending 90 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

     The restrictions described in the preceding paragraph do not apply to:

      -- the sale of shares to the underwriters pursuant to the underwriting agreement;

      -- transactions by any person other than us relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering;

      -- any shares of common stock issued pursuant to our existing dividend reinvestment program;

      -- the grant of options or common stock under our stock and incentive plans as in effect at the date hereof or the issuance of shares of our common stock under our non-employee director stock plan or dividend reinvestment plan;

      -- the issuance by us of shares of our common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date hereof and disclosed in this prospectus supplement and the accompanying prospectus; or

      -- the issuance by us of shares of our common stock in connection with a purchase of assets or other transaction described in this prospectus supplement and the accompanying prospectus.

     In addition, the restrictions on our directors and executive officers do not apply to the sale of shares of common stock upon the exercise of options for less than 9,000 shares of common stock held by one of our executive officers under our stock and incentive plans, which options will expire within 90 days of the date of this prospectus supplement, or any transfer or disposition of common stock to Apache pursuant to a cashless exercise of an option to purchase common stock granted pursuant to a benefit plan and existing as of the date of this prospectus supplement.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     In the ordinary course of their business, certain of the underwriters and their respective affiliates have provided, or may in the future provide, investment banking and other financial services to us or our subsidiaries, including underwriting, the provision of financial advice and the extension of credit. These underwriters and their affiliates have received, and may in the future receive, customary fees and commissions for their services. Morgan Stanley has performed investment banking and other financial services for Apache and has received compensation for these services, which included services to Apache in connection with the BP transactions. Salomon Smith Barney Inc. acted as co-arranger on the $1.5 billion global credit facility that we entered into on June 3, 2002.

     We have agreed to indemnify the underwriters against a variety of liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     Chamberlain, Hrdlicka, White, Williams & Martin, Houston, Texas, our outside legal counsel, and our Vice President and Associate General Counsel, Eric L. Harry, or our Attorney and Assistant Secretary, Jeffrey B. King, will issue opinions about some legal matters in connection with the offering. As of December 31, 2002, Mr. Harry owned 5,060 shares of common stock through Apache's 401(k) savings plan, held 3,300 restricted shares of common stock (none of which was vested), held employee stock options to purchase 11,826 shares of common stock (of which options to purchase 9,020 shares were currently exercisable) and held conditional grants covering 9,382 shares of common stock (none of which was vested). As of December 31, 2002, Mr. King owned 102 shares of common stock through Apache's 401(k) savings plan, held employee stock options to purchase 10,108 shares of common stock (of which options to purchase 4,082 shares were currently exercisable) and held conditional grants covering 6,379 shares of common stock (none of which was vested). Sidley Austin Brown & Wood LLP, New York, New York, will issue an opinion about some legal matters in connection with the offering for the underwriters.

                                    EXPERTS

     The audited consolidated financial statements of Apache Corporation incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts accounting and auditing in giving said report.

     On March 29, 2002, we decided not to engage Arthur Andersen as our independent auditors, and engaged new independent auditors for 2002. See "Risk Factors--Investors in our securities may encounter difficulties in obtaining, or may be unable to obtain, recoveries from Arthur Andersen with respect to its audits of our financial statements."

             WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

     We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC public reference room located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     You may also inspect and copy our SEC filings, the complete registration statement and other information at the offices of the New York Stock Exchange located at 20 Broad Street, 16th Floor, New York, New York 10005.

     We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

PROSPECTUS

                                 $1,000,000,000

                               APACHE CORPORATION

                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                DEBT SECURITIES
                        COMMON STOCK PURCHASE CONTRACTS
                          COMMON STOCK PURCHASE UNITS

                                 APACHE TRUST I
                                APACHE TRUST II

                           TRUST PREFERRED SECURITIES
                                 GUARANTEED BY
                               APACHE CORPORATION
                           -------------------------
     By this prospectus, Apache Corporation may from time to time offer our common stock and related rights, preferred stock, depositary shares, contracts to purchase shares of common stock, common stock purchase units, senior debt securities and/or subordinated debt securities, and each of the Apache Trusts may from time to time offer its trust preferred securities guaranteed by us.

     This prospectus provides a general description of the securities Apache and the Apache Trusts may offer. Supplements to this prospectus will describe the specific terms of the securities that Apache and/or the Apache Trusts actually offer. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

     Before you invest, you should carefully read this prospectus, any applicable prospectus supplement and any information under the heading "Where You Can Find More Information."

     Apache and the Apache Trusts may sell these securities to or through underwriters, to other purchasers and/or through agents. The accompanying prospectus supplement will specify the names of any underwriters or agents.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                    This prospectus is dated March 30, 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    1
Where You Can Find More Information.........................    1
Cautionary Statements Regarding Forward-Looking
  Statements................................................    3
Apache Corporation..........................................    3
Apache Trusts...............................................    3
Ratios of Earnings to Fixed Charges and to Combined Fixed
  Charges and Preferred Stock Dividends.....................    4
Use of Proceeds.............................................    5
The Securities Apache and the Apache Trusts May Offer.......    5
Description of Capital Stock................................    7
Description of Depositary Shares............................   15
Description of Debt Securities..............................   18
Description of Trust Preferred Securities...................   32
Description of Trust Preferred Securities Guarantees........   38
Description of Common Stock Purchase Contracts and Units....   41
Book-Entry Securities.......................................   41
Plan of Distribution........................................   43
Legal Matters...............................................   44
Experts.....................................................   44

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that Apache and the Apache Trusts filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, Apache and/or the Apache Trusts may sell any combination of the securities described in this prospectus in one or more offerings up to a total offering price of $1,000,000,000, including the U.S. dollar equivalent of non-U.S. dollar offerings. This prospectus provides you with a general description of the securities Apache and the Apache Trusts may offer. Each time Apache and/or the Apache Trusts offer to sell securities, Apache and/or the Apache Trusts will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described below under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference rooms located at:

     - 450 Fifth Street, N.W.
      Washington, D.C. 20549;

     - 7 World Trade Center
      New York, New York 10048; and

     - Citicorp Center
      500 West Madison Street
      Chicago, Illinois 60661.

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

     Our common stock has been listed and traded on the New York Stock Exchange since 1969 and the Chicago Stock Exchange since 1960. Accordingly, you may inspect the information we file with the Securities and Exchange Commission at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and at the Chicago Stock Exchange, One Financial Place, 440 S. LaSalle Street, Chicago, Illinois 60605-1070. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. Until we sell all of the securities covered by this prospectus, we incorporate by reference the documents filed by us listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1999;
       and

     - Current Report on Form 8-K dated February 3, 2000.

     Each of these documents is available from the Securities and Exchange Commission's web site and public reference rooms described above. You may also request a copy of these filings, excluding exhibits, at no cost by writing or telephoning Cheri L. Peper, Corporate Secretary, at our principal executive office, which is:

                           Apache Corporation
                           2000 Post Oak Boulevard, Suite 100
                           Houston, Texas 77056-4400
                           (713) 296-6000.

     There are no separate financial statements of the Apache Trusts in this prospectus. We do not believe these financial statements would be helpful because:

     - the Apache Trusts are wholly-owned subsidiaries of Apache, which files consolidated financial information under the Securities Exchange Act;

     - the Apache Trusts will not have any independent operations other than issuing trust preferred securities and trust common securities, purchasing debt securities of Apache Corporation and other necessary or incidental activities as described in this prospectus; and

     - Apache guarantees the trust preferred securities of the Apache Trusts.

     Our web site address is http://www.apachecorp.com. The information on our web site is not incorporated by reference into this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither Apache nor either Apache Trust has authorized anyone to provide you with different information.

     Neither Apache nor either Apache Trust is making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or in any other document incorporated by reference in this prospectus is accurate as of any date other than the date of those documents.

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on our current expectations, estimates and projections. Therefore, they could ultimately prove to be inaccurate. Our plans for capital and exploratory spending and for cost and expense reduction may change if business conditions, such as energy prices and world economic conditions, change. Other factors that may have a direct bearing on our results of operations and financial condition are:

     - competitive practices in the industries in which we compete;

     - fluctuations in oil and gas prices that have not been properly hedged or that are inconsistent with our marketing activities;

     - operational and systems risks;

     - environmental liabilities that are not covered by indemnity or insurance;

     - general economic and capital market conditions, including fluctuations in interest rates; and

     - the impact of current and future laws and governmental regulations (particularly environmental regulations) affecting the energy industry in general and Apache's operations in particular.

                               APACHE CORPORATION

     Apache Corporation is a Delaware corporation formed in 1954. We are an independent energy company that explores for, develops and produces natural gas, crude oil and natural gas liquids. In North America, our exploration and production interests are focused on the Gulf of Mexico, the Anadarko Basin, the Permian Basin, the Gulf Coast and the Western Sedimentary Basin of Canada. Outside of North America, we have exploration and production interests offshore Western Australia and in Egypt and exploration interests in Poland and offshore The People's Republic of China.

     We hold interests in many of our U.S., Canadian and international properties through operating subsidiaries, such as Apache Canada Ltd., DEK Energy Company, which was formerly known as DEKALB Energy Company, Apache Energy Limited, which was formerly known as Hadson Energy Limited, Apache International, Inc., and Apache Overseas, Inc. The properties referred to in this prospectus, in any prospectus supplement or in any other document incorporated by reference in this prospectus may be held by our subsidiaries. We treat all operations as one line of business.

                                 APACHE TRUSTS

     We created Apache Trust I and Apache Trust II, each of which is a Delaware business trust, pursuant to trust agreements and the filing of certificates of trust with the Delaware Secretary of State. We will execute amended and restated trust agreements for the Apache Trusts, referred to in this prospectus as the "trust agreements," which will state the terms and conditions for the Apache Trusts to issue and sell their trust preferred securities and trust common securities. We have filed a form of trust agreement as an exhibit to the registration statement of which this prospectus forms a part.

     The Apache Trusts will exist solely to:

     - issue and sell their trust preferred securities and trust common securities;

     - use the proceeds from the sale of their trust preferred securities and trust common securities to purchase Apache's debt securities; and

     - engage in other activities that are necessary or incidental to the above purposes.

     We will hold directly or indirectly all of the trust common securities of each of the Apache Trusts. The trust common securities will represent an aggregate liquidation amount equal to at least 3% of each Apache Trust's total capitalization. The trust preferred securities will represent the remaining percentage of each Apache Trust's total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if Apache defaults on the debt securities owned by an Apache Trust or another event of default under the trust agreement occurs, then, so long as the default continues, cash distributions and liquidation, redemption and other amounts payable or deliverable on the securities of that trust must be paid or delivered to the holders of the trust preferred securities of that trust before the holders of the common securities of that trust.

     The Apache Trusts may not borrow money, issue debt, execute mortgages or pledge any of their assets.

     The trust preferred securities will be guaranteed by us as described in this prospectus and the applicable prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, the following four trustees will conduct each Apache Trust's business and affairs:

     - The Chase Manhattan Bank, a New York banking corporation, as property trustee;

     - Chase Manhattan Bank Delaware, a Delaware banking corporation, as Delaware trustee; and

     - two of our officers, as administrative trustees.

     Only we, as direct or indirect owner of the trust common securities, can remove or replace the administrative trustees. In addition, we can increase or decrease the number of administrative trustees. Also, we, as direct or indirect holder of the trust common securities, will generally have the sole right to remove or replace the property and Delaware trustees. However, if Apache defaults on the debt securities owned by an Apache Trust or another event of default under the trust agreement occurs, then, so long as that default is continuing, the holders of a majority in liquidation amount of the outstanding trust preferred securities of that trust may remove and replace the property and Delaware trustees for that trust.

     We will pay all fees and expenses related to the Apache Trusts and the offering of the trust preferred securities. We will also pay all ongoing costs and expenses of the Apache Trusts, except each trust's obligations under the trust preferred securities and trust common securities.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
                           TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     Our ratios of earnings to fixed charges and our ratios of earnings to combined fixed charges and preferred stock dividends were as follows for the periods indicated in the table below.

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                              1999   1998   1997   1996   1995
                                                              ----   ----   ----   ----   ----
Ratio of earnings to fixed charges..........................  3.03     --   2.93   2.72   1.15
Ratio of earnings to combined fixed charges and preferred
  stock dividends...........................................  2.58     --   2.93   2.72   1.15

     Our ratios of earnings to fixed charges and our ratios of earnings to combined fixed charges and preferred stock dividends were computed based on:

     - "earnings," which consist of consolidated income or losses from continuing operations plus income taxes and fixed charges, except capitalized interest or, in the case of our ratios of earnings to combined fixed charges and preferred stock dividends, those earnings plus preferred stock dividends; and

     - "fixed charges," which consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and expense, and the estimated portion of rental expense attributable to interest.

     Due to the $243.2 million non-cash write-down of the carrying value of our U.S. proved oil and gas properties for the year ended December 31, 1998, our 1998 earnings were inadequate to cover fixed charges by $236.8 million and inadequate to cover combined fixed charges and preferred stock dividends by $239.7 million.

     On May 17, 1995, Apache acquired DEKALB Energy Company, which is now known as DEK Energy Company, through a merger which resulted in DEKALB becoming a wholly-owned subsidiary of Apache. The merger was accounted for as a "pooling of interests." As a result, our financial information for all preceding periods was restated.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of our securities for general corporate purposes, which may include, among other things:

     - the repayment of outstanding indebtedness;

     - working capital;

     - capital expenditures; and

     - acquisitions.

     The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

     The Apache Trusts will use all proceeds from the sale of the trust common and trust preferred securities to purchase debt securities of Apache.

             THE SECURITIES APACHE AND THE APACHE TRUSTS MAY OFFER

     The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that Apache and the Apache Trusts may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

     We may sell from time to time, in one or more offerings:

     - common stock and related rights;

     - preferred stock;

     - depositary shares;

     - common stock purchase contracts;

     - common stock purchase units;

     - senior debt securities; and/or

     - subordinated debt securities

     The Apache Trusts may offer and sell from time to time their trust preferred securities guaranteed by us.

     In this prospectus, Apache and the Apache Trusts refer to the common stock and related rights, preferred stock, depositary shares, common stock purchase contracts, common stock purchase units, senior debt securities, subordinated debt securities, trust preferred securities and our guarantees of the trust preferred securities collectively as "securities."

     If Apache and/or the Apache Trusts issue securities at a discount from their original stated principal or liquidation amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, Apache and/or the Apache Trusts will treat the initial offering price of the securities as the total original principal or liquidation amount of the securities.

     This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

                          DESCRIPTION OF CAPITAL STOCK

     The following descriptions of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarize the material terms and provisions of these types of securities. For the complete terms of our common stock and preferred stock, please refer to our charter, bylaws and stockholder rights plan that are incorporated by reference into the registration statement that includes this prospectus or may be incorporated by reference in this prospectus. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware.

     Under our charter, our authorized capital stock consists of 215,000,000 shares of common stock, $1.25 par value per share, and 5,000,000 shares of preferred stock, no par value. We will describe the specific terms of any common stock or preferred stock we may offer in a prospectus supplement. If indicated in a prospectus supplement, the terms of any common stock or preferred stock offered under that prospectus supplement may differ from the terms described below.

COMMON STOCK

     As of February 29, 2000, Apache had approximately 113,640,647 shares of common stock issued and outstanding. Also as of February 29, 2000, subject to stock dividends and other events, up to 5,737,900 shares of common stock were issuable upon conversion of our Series C preferred stock, as described below under "Preferred Stock -- Series C." Each outstanding share of common stock currently has attached to it one preferred share purchase right issued under our stockholder rights plan, which is summarized below. All outstanding shares of common stock are, and any shares of common stock sold pursuant to this prospectus will be, duly authorized, validly issued, fully paid and nonassessable.

  Voting

     For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on the books of Apache. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of Series B and Series C preferred stockholders and any future holders of our preferred stock, persons who hold more than 50% of the outstanding common stock entitled to elect members of the board of directors can elect all of the directors who are up for election in a particular year.

  Dividends

     If our board of directors declares a dividend, holders of common stock will receive payments from the funds of Apache that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we have granted to Series B and Series C preferred stockholders or may grant to future holders of preferred stock.

  Liquidation

     If Apache is dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold our preferred stock.

  Other Rights and Restrictions

     Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by Apache. Our charter and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

     Delaware law provides that, if we make a distribution to our stockholders other than a distribution of our capital stock either when we are insolvent or when we would be rendered insolvent, then our stockholders would be required to pay back to us the amount of the distribution we made to them, or the portion of the distribution that causes us to become insolvent, as the case may be.

  Listing

     Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "APA."

  Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Norwest Bank Minnesota, National Association.

PREFERRED STOCK

  General

     We have 5,000,000 shares of no par preferred stock authorized, of which 25,000 shares have been designated as Series A Junior Participating Preferred Stock, 100,000 shares have been designated as 5.68% Series B Cumulative Preferred Stock and 140,000 shares have been designated as Automatically Convertible Equity Securities, Conversion Preferred Stock, Series C. The remaining shares of preferred stock are undesignated.

     Our charter authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock.

  Series A

     The shares of Series A preferred stock are authorized for issuance pursuant to rights that trade with outstanding Apache common stock and are reserved for issuance upon the exercise of the rights discussed below under the caption
"-- Stockholder Rights Plan."

  Series B

     As of February 29, 2000, Apache had issued and outstanding 100,000 shares of Series B preferred stock in the form of one million depositary shares, each representing one-tenth ( 1/10) of a share of Series B preferred stock. The Series B preferred stock has no stated maturity, is not subject to a sinking fund and is not convertible into Apache common stock or any other securities. Apache has the option to redeem the Series B preferred stock at $1,000 per share on or after August 25, 2008. Holders of the depositary shares are entitled to receive cumulative cash dividends at an annual rate of $5.68 per depositary share (based on $56.80 for each share of Series B preferred stock) when, as and if declared by Apache's board of directors.

     The Series B preferred stock has a liquidation preference of $1,000 per share, which is equivalent to $100 per depositary share, plus accrued and unpaid dividends.

     The Series B preferred stock ranks prior and superior to our common stock and Series A preferred stock as to payment of dividends and distribution of assets upon our dissolution, liquidation or winding up.

     The Series B preferred stock ranks equal to the Series C preferred stock as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up.

     If dividends are not paid on the Series B preferred stock, cash payments on our common stock and any other capital stock of Apache that ranks junior to the Series B preferred stock as to dividends are prohibited and payments on any other capital stock of Apache that ranks equal to the Series B preferred stock as to dividends, including the Series C preferred stock, are restricted.

     Shares of Series B preferred stock generally do not have voting rights. However, if we fail to pay the equivalent of six quarterly dividends payable on the Series B preferred stock or another class or series of preferred stock that ranks equally with the Series B preferred stock, including the Series C preferred stock, then we will increase the size of our board of directors by two members. The holders of the Series B preferred stock and any other class or series of preferred stock ranking equally with the Series B preferred stock, including the Series C preferred stock, voting as a single class together with any other class of preferred stock ranking equally, will then have the right to vote for the two additional directors. This voting right would continue until we have paid all past dividends on all preferred stock.

     Without the vote of at least 80% of the outstanding shares of Series B preferred stock, we may not amend any provision in our charter so as to adversely affect the powers, preferences, privileges or rights of the Series B preferred stock.

     Without the approval of the holders, voting together as a single class, of 80% of all the shares of Series B preferred stock then outstanding and all shares of any other series of the preferred stock of Apache ranking equally as to dividends or upon liquidation, including the Series C preferred stock, we will not:

     - issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock of any class ranking prior to the Series B preferred stock as to dividends or upon liquidation; or

     - reclassify any authorized Apache stock into any stock of any class, or any obligation or security convertible into or evidencing a right to purchase such stock, ranking prior to the Series B preferred stock, provided that no such vote will be required for Apache to take any of these actions to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock ranking equally with or junior to the Series B preferred stock.

     Without the approval of the holders of at least a majority of the shares of Series B preferred stock then outstanding, we will not become a party to any merger, conversion, consolidation or compulsory share exchange unless the terms of that transaction do not provide for a change in the terms of the Series B preferred stock and the Series B preferred stock ranks equally with or prior to any capital stock of the surviving corporation as to dividends or upon liquidation, dissolution or winding up other than prior-ranking Apache stock previously authorized with the consent of holders of the Series B preferred stock.

  Series C

     As of February 29, 2000, Apache had issued and outstanding 138,482 shares of Series C preferred stock in the form of 6,924,100 depositary shares, each representing one-fiftieth ( 1/50) of a share of Series C preferred stock. Holders of the shares are entitled to receive cumulative cash dividends at an annual rate of $2.015 per depositary share (based on $100.75 for each share of Series C preferred stock) when, as and if declared by Apache's board of directors.

     On May 15, 2002, each depositary share will automatically convert into shares of Apache common stock at an exchange rate that will be not more than one share and not less than 0.8197 shares of Apache common stock per depositary share. The exchange rate will depend on the current market value of Apache common stock prior to the date of conversion, and is subject to adjustments for stock dividends and other events.

     At any time prior to May 15, 2002, holders may elect to convert each depositary share into 0.8197 of a share of Apache common stock, subject to adjustments for stock dividends and other events.

     The Series C preferred stock has a liquidation preference of $1,550 per share, which is equivalent to $31 per depositary share, plus accrued and unpaid dividends.

     The Series C preferred stock ranks prior and superior to our common stock and Series A preferred stock as to payment of dividends and distribution of assets upon our dissolution, liquidation or winding up.

     The Series C preferred stock ranks equal to the Series B preferred stock as to payment of dividends and distribution of assets upon our dissolution, liquidation or winding up.

     If dividends are not paid on the Series C preferred stock, cash payments on our common stock and any other capital stock of Apache that ranks junior to the Series C preferred stock as to dividends are prohibited and payments on any other capital stock of Apache that ranks equal to the Series C preferred stock as to dividends, including the Series B preferred stock, are restricted.

     Shares of Series C preferred stock generally do not have voting rights. However, if we fail to pay the equivalent of six quarterly dividends payable on the Series C preferred stock or another class or series of preferred stock that ranks equally with the Series C preferred stock, including the Series B preferred stock, then we will increase the size of our board of directors by two members. The holders of the Series C preferred stock and any other class or series of preferred stock ranking equally with the Series C preferred stock, including the Series B preferred stock, voting as a single class together with any other class of preferred stock ranking equally, will then have the right to vote for the two additional directors. This voting right would continue until we have paid all past dividends on all preferred stock.

     Without the vote of at least 80% of the outstanding shares of Series C preferred stock, we may not amend any provision in our charter so as to adversely affect the powers, preferences, privileges or rights of the Series C preferred stock.

     Without the approval of the holders, voting together as a single class, of 80% of all the shares of Series C preferred stock then outstanding and all shares of any other series of the preferred stock of Apache ranking equally as to dividends or upon liquidation, including the Series B preferred stock, we will not:

     - issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock of any class ranking prior to the Series C preferred stock as to dividends or upon liquidation; or

     - reclassify any authorized Apache stock into any stock of any class, or any obligation or security convertible into or evidencing a right to purchase such stock, ranking prior to the Series C preferred stock, provided that no such vote will be required for Apache to take any of these actions to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock ranking equally with or junior to the Series C preferred stock.

     Without the approval of the holders of at least a majority of the shares of Series C preferred stock then outstanding, we will not become a party to any merger, conversion, consolidation or compulsory share exchange unless the terms of that transaction do not provide for a change in the terms of the Series C preferred stock and the Series C preferred stock ranks equally with or prior to any capital stock of the surviving corporation as to dividends or upon liquidation, dissolution or winding up, other than prior-ranking Apache stock previously authorized with the consent of holders of the Series C preferred stock.

     The depositary shares representing Series C preferred stock are listed on the New York Stock Exchange under the symbol "APAPrC."

     UNDESIGNATED PREFERRED STOCK

     This summary of the undesignated preferred stock discusses terms and conditions may apply to preferred stock offered under this prospectus. The applicable prospectus supplement will describe the particular terms of each series of preferred stock actually offered. If indicated in the prospectus supplement, the terms of any series may differ from the terms described below.

     The following description, together with the applicable prospectus supplements, summarizes all the material terms and provisions of any preferred stock being offered by this prospectus. It does not restate the terms and provisions in their entirety. We urge you to read our charter and any applicable certificate of designation that may be on file because they, and not this description, define the rights of any holders of preferred stock. We have filed our charter as an exhibit to the registration statement which includes this prospectus. We will incorporate by reference as an exhibit to the registration statement the form of any certificate of designation before the issuance of any series of preferred stock.

     The prospectus supplement for any preferred stock that we actually offer pursuant to this prospectus may include some or all of the following terms:

     - the designation of the series of preferred stock;

     - the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

     - the dividend rate or rates of the shares, the method or methods of calculating the dividend rate or rates, the dates on which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends will be cumulative;

     - the amounts payable on shares of the preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up;

     - the redemption rights and price or prices, if any, for the shares of preferred stock;

     - any terms, and the amount, of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;

     - any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the preferred stock;

     - any voting rights granted to the holders of the shares of preferred stock in addition to those required by Delaware law or our certificate of incorporation;

     - whether the shares of preferred stock will be convertible or exchangeable into shares of our common stock or any other class of our capital stock, and, if convertible or exchangeable, the conversion exchange price or prices, and any adjustment or other terms and conditions upon which the conversion exchange shall be made;

     - any other rights, preferences, restrictions, limitations or conditions relative to the shares of preferred stock permitted by Delaware law or our certificate of incorporation;

     - any listing of the preferred stock on any securities exchange; and

     - the federal income tax considerations applicable to the preferred stock.

     Subject to our charter and to any limitations imposed by any then-outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences, rights and qualifications, limitations or restrictions as the board of directors determines, and without further action of the stockholders, including holders of our then outstanding preferred stock, if any.

STOCKHOLDER RIGHTS PLAN

     In 1995, our board of directors adopted a stockholder rights plan to replace the former plan adopted in 1986. Under our stockholder rights plan, each of our common stockholders received a dividend of one "preferred stock purchase right" for each outstanding share of common stock that the stockholder owned. We refer to these preferred stock purchase rights as the "rights." Unless the rights have been previously redeemed, all shares of Apache common stock are issued with rights. The rights trade automatically with our shares of common stock and become exercisable only under certain circumstances described below.

     The purpose of the rights is to encourage potential acquirors to negotiate with our board of directors before attempting a takeover bid and to provide our board of directors with leverage in negotiating on behalf of our stockholders the terms of any proposed takeover. The rights may have certain anti-takeover effects. They should not, however, interfere with any merger or other business combination approved by our board of directors.

     The following description is a summary of all the material terms of our stockholder rights plan. It does not restate these terms in their entirety. We urge you to read our stockholder rights plan because it, and not this description, defines the terms and provisions of our plan. Our stockholder rights plan is incorporated by reference as an exhibit to the registration statement that includes this prospectus. You may obtain a copy at no charge by writing to us at the address listed under the caption "Where You Can Find More Information."

  Exercise of Rights

     Until a right is exercised, the holder of a right will not have any rights as a stockholder. When the rights become exercisable, holders of the rights will be able to purchase from us 1/10,000th of a share of our Series A preferred stock, at a purchase price of $100, subject to adjustment, per 1/10,000th of a share.

     In general, the rights will become exercisable upon the earlier of:

     - ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 20% or more of the outstanding shares of our common stock; or

     - ten business days after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of our common stock.

  Flip in Event

     If a person or group becomes the beneficial owner of 20% or more of our common stock, then each right will then entitle its holder to receive, upon exercise, a number of shares of our common stock which is equal to the exercise price of the right divided by one-half of the market price of our common stock on the date of the occurrence of this event. We refer to this occurrence as a "flip in event." A flip in event does not occur if there is an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in Apache's best interests.

  Flip Over Event

     If, at any time after a person or group becomes the beneficial owner of 20% or more of our common stock, Apache is acquired in a merger or other transaction in which Apache does not survive or in which our common stock is changed or exchanged or 50% or more of Apache's assets or earning power is sold or transferred, then each holder of a right will be entitled to receive, upon exercise, a number of shares of common stock of the acquiring company in the transaction equal to the exercise price of the right divided by one-half of the market price of the acquiring company's common stock on the date of the occurrence of this event. This exercise right will not occur if the merger or other transaction follows an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in Apache's best interests.

  Exchange of Rights

     At any time after a flip in event, our board of directors may exchange the rights by providing to the holder one share of our common stock or 1/10,000th of a share of our Series A preferred stock for each of the holder's rights.

  Redemption of Rights

     At any time before a flip in event, we may redeem the rights at a price of $.01 per right. The rights will expire on the close of business on January 31, 2006, subject to earlier expiration or termination as described in our stockholder rights plan.

     Unless and until the rights become exercisable, they will be transferred with and only with the shares of Apache common stock.

ANTI-TAKEOVER EFFECT OF PROVISIONS OF APACHE'S CHARTER AND BYLAWS AND DELAWARE
LAW

     Apache's charter and bylaws include provisions designed to prevent the use of certain tactics in connection with a potential takeover of Apache. Please refer to our charter and bylaws that are incorporated by reference into the registration statement that includes this prospectus. You may obtain copies at no charge by writing to us at the address listed under the caption "Where You Can Find More Information."

     Certain provisions of Delaware law described below also have an anti-takeover effect.

  Apache's Bylaws

     Apache's board of directors is divided into three classes, with directors serving staggered three-year terms.

  Apache's Charter

     Article Nine provides that Apache's board of directors is divided into three classes, with directors serving staggered three-year terms.

     Article Twelve generally stipulates that the affirmative vote of 80% of our voting shares is required to adopt any agreement for the merger or consolidation with or into any other corporation which is the beneficial owner of more than 5% of our voting shares. Article Twelve further provides that such 80% approval is necessary to authorize any sale or lease of assets between Apache and any beneficial holder of 5% or more of our voting shares.

     Article Fourteen contains a "fair price" provision which requires that any tender offer made by a beneficial owner of more than 5% of our outstanding voting stock in connection with any:

     - plan of merger, consolidation or reorganization;

     - sale or lease of substantially all of our assets; or

     - issuance of our equity securities to the 5% stockholder

must provide at least as favorable terms to each holder of common stock other than the stockholder making the tender offer.

     Article Fifteen contains an "anti-greenmail" mechanism which prohibits Apache from acquiring any voting stock from the beneficial owner of more than 5% of Apache's outstanding voting stock, except for acquisitions pursuant to a tender offer to all holders of voting stock on the same price, terms and conditions, acquisitions in compliance with Rule 10b-18 of the Securities Exchange Act of 1934 and acquisitions at a price not exceeding the market value per share.

     Article Sixteen prohibits the stockholders from acting by written consent in lieu of a meeting.

     The affirmative vote of 80% of the voting shares is required to amend or adopt any provision inconsistent with Articles Nine, Twelve, Fourteen and Sixteen.

  Business Combinations with Interested Stockholders Under Delaware Law

     Section 203 of the Delaware General Corporation Law prevents a publicly held corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

     - the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the beginning of the transaction in which it became an interested stockholder, excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide participants with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or after the date on which the interested stockholder became an interested stockholder, the business combination is approved by the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

     As defined in Section 203, an "interested stockholder" is generally a person owning 15% or more of the outstanding voting stock of the corporation. As defined in Section 203, a "business combination" includes mergers, consolidations, stock and assets sales and other transactions with the interested stockholder.

     The provisions of Section 203 may have the effect of delaying, deferring or preventing a change of control of Apache.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following description, together with the applicable prospectus supplements, summarizes all the material terms and provisions of the depositary shares that we may offer under this prospectus and the related deposit agreements and depositary receipts. Specific deposit agreements and depositary receipts will contain additional important terms and provisions. The forms of the applicable deposit agreement and depositary receipt will be incorporated by reference as an exhibit to the registration statement that includes this prospectus before we issue any depositary shares.

     This summary of depositary agreements, depositary shares and depositary receipts relates to terms and conditions applicable to these types of securities generally. The particular terms of any series of depositary shares will be summarized in the applicable prospectus supplement. If indicated in the applicable prospectus supplement, the terms of any series may differ from the terms summarized below.

GENERAL

     We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, we will issue "depositary receipts" for these "depositary shares." Each depositary share will represent a fraction of a share of a particular series of preferred stock. Each holder of a depositary share will be entitled, in proportion to the fraction of preferred stock represented by that depositary share, to all the rights, preferences and privileges of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights, if any, and all the limitations of the preferred stock. We will enter into a deposit agreement with a depositary, which will be named in the applicable prospectus supplement.

     In order to issue depositary shares, we will issue preferred stock and immediately deposit these shares with the depositary. The depositary will then issue and deliver depositary receipts to the persons who purchase depositary shares. Each whole depositary share issued by the depositary may represent a fraction of a share of preferred stock held by the depositary. The depositary will issue depositary receipts in a form that reflects whole depositary shares, and each depositary receipt may evidence any number of whole depositary shares.

     Pending the preparation of definitive engraved depositary receipts, if any, a depositary may, upon our written order, issue temporary depositary receipts, which will temporarily entitle the holders to all the rights pertaining to the definitive depositary receipts. We will bear the costs and expenses of promptly preparing definitive depositary receipts and of exchanging the temporary depositary receipts for such definitive depositary receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash and non-cash distributions it receives with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares they hold, subject to any obligations of the record holders to file proofs, certificates and other information and to pay any taxes or other governmental charges. In the case of any non-cash distribution, Apache may determine that the distribution cannot be made proportionately or the depositary may determine that it may not be feasible to make the distribution. If so, the depositary may, with our approval, adopt a method it deems equitable and practicable to effect the distribution, including the sale, public or private, of the securities or other non-cash property it receives in the distribution at a place and on terms it deems proper. The amounts distributed by the depositary will be reduced by any amount required to be withheld by Apache or the depositary on account of taxes.

REDEMPTION OF DEPOSITARY SHARES

     If the shares of preferred stock that underlie the depositary shares are redeemable and we redeem the preferred stock, the depositary will redeem the depositary shares from the proceeds it receives from the redemption of the preferred stock it holds. The depositary will redeem the number of depositary shares that represent the amount of underlying preferred stock that we have redeemed. The redemption price for

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

depositary shares will be in proportion to the redemption price per share that we paid for the underlying preferred stock. If we redeem less than all of the depositary shares, the depositary will select which depositary shares to redeem by lot, or some substantially equivalent method.

     After a redemption date is fixed, the depositary shares to be redeemed no longer will be considered outstanding. The rights of the holders of the depositary shares will cease, except for the rights to receive money or other property upon redemption. In order to redeem their depositary shares, holders must surrender their depositary receipts to the depositary.

VOTING THE PREFERRED STOCK

     When the depositary receives notice about any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of depositary shares related to that preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary on how to vote the shares of preferred stock represented by that holder's depositary shares. The depositary will endeavor, to the extent practicable, to vote the preferred stock represented by the depositary shares in accordance with these instructions. If the depositary does not receive instructions from the holders of the depositary shares, the depositary will abstain from voting the preferred stock that underlies those depositary shares.

WITHDRAWAL OF PREFERRED STOCK

     If a holder of depositary receipts surrenders those depositary receipts at the corporate office (as defined in the deposit agreement) of the depositary, or any other office as the depositary may designate, and pays any taxes, charges or fees, that holder is entitled to delivery at the corporate office of certificates evidencing the number of shares of preferred stock, but only in whole shares, and any money and other property represented by those depositary receipts. If the depositary receipts we deliver evidence a number of depositary shares in excess of the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to us at the same time a new depositary receipt evidencing that excess number of depositary shares. We do not expect that there will be any public trading market for the shares of preferred stock except those represented by the depositary shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     Apache and the depositary can agree, at any time, to amend the form of depositary receipt and any provisions of the deposit agreement. However, if an amendment has a material adverse effect on the rights of the holders of related depositary shares, the holders of at least a majority of the depositary shares then outstanding must first approve the amendment. Every holder of a depositary receipt at the time an amendment becomes effective will be bound by the amended deposit agreement. However, subject to any conditions in the deposit agreement or applicable law, no amendment can impair the right of any holder of a depositary share to receive shares of the related preferred stock, or any money or other property represented by the depositary shares, when they surrender their depositary receipts.

     Unless otherwise specified in the applicable prospectus supplement, the deposit agreement may be terminated by us or by the depositary if there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of Apache and that distribution has been distributed to the holders of depositary receipts.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and the government charges that relate solely to the depositary arrangements. We will also pay the charges of each depositary, including charges in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, and all withdrawals of shares of the related series of preferred stock. However, holders of depositary shares

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

will be required to pay transfer and other taxes and government charges, as provided in the deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time. We may remove the depositary at any time. Any resignation or removal will take effect when we appoint a successor depositary. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company that has its principal office in the United States and has a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     We will be required to furnish certain information to the holders of the preferred stock underlying any depositary shares. The depositary, as the holder of the underlying preferred stock, will forward any report or information it receives from us to the holders of depositary shares.

     Neither the depositary nor Apache will be liable if its ability to perform its obligations under the deposit agreement is prevented or delayed by law or any circumstance beyond its control. Each of Apache and the depositary will be obligated to use its best judgment and to act in good faith in performing its duties under the deposit agreement. Each of Apache and the depositary will be liable only for gross negligence and willful misconduct in performing its duties under the deposit agreement. They will not be obligated to appear in, prosecute or defend any legal proceeding with respect to any depositary receipts, depositary shares or preferred stock unless they receive what they, in their sole discretion, determine to be a satisfactory indemnity from one or more holders of the depositary shares. Apache and the depositary will evaluate any proposed indemnity in order to determine whether the financial protection afforded by the indemnity is sufficient to reduce each party's risk to a satisfactory and customary level. Apache and the depositary may rely on the advice of legal counsel or accountants of their choice. They may also rely on information provided by persons they believe, in good faith, to be competent, and on documents they believe, in good faith, to be genuine.

     The applicable prospectus supplement will identify the depositary's corporate trust office. Unless the prospectus supplement indicates otherwise, the depositary will act as transfer agent and registrar for depositary receipts, and if we redeem shares of preferred stock, the depositary will act as redemption agent for the corresponding depositary receipts.

TITLE

     Apache, each depositary and any agent of Apache or the applicable depositary may treat the registered owner of any depositary share as the absolute owner of the depositary shares for all purposes, including making payment, regardless of whether any payment in respect of the depositary share is overdue and regardless of any notice to the contrary. See "Book-Entry Securities" below.

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

                         DESCRIPTION OF DEBT SECURITIES

     The following description, together with any applicable prospectus supplement, summarizes all the material terms and provisions of the debt securities that we may offer under this prospectus and the related trust indentures. We will issue the senior debt securities under a senior indenture, dated as of November 2, 1995, as supplemented on October 31, 1996, between us and The Chase Manhattan Bank, as trustee. We will issue the subordinated debt securities under a subordinated indenture to be executed in the future by us and The Chase Manhattan Bank, as trustee. The senior indenture and the subordinated indenture are together referred to in this prospectus as the "indentures." The senior debt securities and the subordinated debt securities are collectively referred to in this prospectus as the "debt securities." The Chase Manhattan Bank or any successor, in its capacity as trustee under either or both of the indentures, is referred to as the "trustee" for purposes of this section. The indentures contain and the debt securities, when issued, will contain additional important terms and provisions. The indentures are, and the debt securities prior to their issuance will be, filed as exhibits to the registration statement that includes this prospectus.

     This summary of the indentures and the debt securities relates to terms and conditions applicable to the debt securities generally. The particular terms of any series of debt securities will be summarized in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

     Neither indenture limits the amount of debt securities we may issue under it, and each provides that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time. Debt securities may also be issued pursuant to the indentures in transactions exempt from the registration requirements of the Securities Act of 1933. Those debt securities will not be considered in determining the aggregate amount of securities issued under this prospectus.

     Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities in denominations of $1,000 or integral multiples of $1,000.

     Principal and any premium and interest in respect to the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee, unless we specify otherwise in the applicable prospectus supplement. At our option, however, payment of interest may be made by check mailed to the registered holders of the debt securities at their registered addresses.

     We will describe special U.S. federal income tax and other considerations relating to debt securities denominated in foreign currencies or units of two or more foreign currencies in the applicable prospectus supplement.

     Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indentures and the debt securities will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring. Nothing in the indentures or the debt securities will in any way limit the amount of indebtedness or securities that we or our subsidiaries, as defined in the indenture, may incur or issue.

GENERAL

     The prospectus supplement relating to the particular series of debt securities being offered will specify whether they are senior or subordinated debt securities and the amounts, prices and terms of those debt securities. These terms may include:

     - the designation, aggregate principal amount and authorized denominations of the debt securities;

     - the date or dates on which the debt securities will mature;

     - the percentage of the principal amount at which the debt securities will be issued;

     - the date on which the principal of the debt securities will be payable;

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

     - whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

     - whether the debt securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

     - the currency or currencies or currency unit or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

     - if the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium and interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

     - the annual rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear any interest, whether by remarketing, auction, formula or otherwise;

     - the date or dates from which any interest will accrue and the date or dates on which such interest will be payable;

     - a description of any provisions providing for redemption, exchange or conversion of the debt securities at our option, a holder's option or otherwise, and the terms and provisions of such a redemption, exchange or conversion;

     - information with respect to book-entry procedures relating to global debt securities;

     - any sinking fund terms;

     - whether and under what circumstances we will pay "additional amounts," as defined in the indentures, on the debt securities to any holder who is a "United States alien," as defined in the indentures, in respect of any tax, assessment or governmental charge; the term "interest," as used in this prospectus, includes any additional amounts;

     - any modifications or additions to, or deletions of, any of the events of default or covenants of Apache with respect to the debt securities that are described in this prospectus;

     - if either or both of the sections of the applicable indenture relating to defeasance and covenant defeasance are not applicable to the debt securities, or if any covenants in addition to or other than those specified in the applicable indenture shall be subject to covenant defeasance;

     - any deletions from, or modifications or additions to, the provisions of the indentures relating to satisfaction and discharge in respect of the debt securities;

     - any index or other method used to determine the amount of payments of principal of, and any premium and interest on, the debt securities; and

     - any other specific terms of the debt securities.

     We are not obligated to issue all debt securities of any one series at the same time. The debt securities of any one series may not bear interest at the same rate or mature on the same date.

     If any of the debt securities are sold for foreign currencies or foreign currency units or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to those debt securities and such foreign currencies or foreign currency units in the applicable prospectus supplement.

     Other than as described below under "The Senior Indenture Limits Our Ability to Incur Liens," "The Senior Indenture Limits Our Ability to Engage in Sale/Leaseback Transactions" and "We Are Obligated to Purchase Debt Securities upon a Change in Control," and as may be described in the applicable prospectus supplement, the indentures do not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction.

RANKING

  Senior Debt Securities

     Unless otherwise indicated in the applicable prospectus supplement, our obligation to pay the principal of, and any premium and interest on, the senior debt securities will be unsecured and will rank equally with all of our other unsecured unsubordinated indebtedness.

  Subordinated Debt Securities

     Our obligation to pay the principal of, and any premium and interest on, any subordinated debt securities will be unsecured and will rank subordinate and junior in right of payment to all senior indebtedness to the extent provided in the subordinated indenture and the terms of those subordinated debt securities, as described below and in any applicable prospectus supplement, which may make deletions from, or modifications or additions to, the subordination terms described below.

     Upon any payment or distribution of assets or securities of Apache to creditors upon any liquidation, dissolution, winding-up, reorganization, or any bankruptcy, insolvency, receivership or similar proceedings in connection with any insolvency or bankruptcy proceeding of Apache, the holders of senior indebtedness will first be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities will be entitled to receive any payment or distribution in respect of the subordinated debt securities.

     No payments on account of principal or any premium or interest in respect of the subordinated debt securities may be made if there has occurred and is continuing a default in any payment with respect to senior indebtedness or an event of default with respect to any senior indebtedness resulting in the acceleration of its maturity, or if any judicial proceeding is pending with respect to any default.

     "Indebtedness," for purposes of the subordinated indenture, means:

     - indebtedness for borrowed money or for the unpaid purchase price of real or personal property of, or guaranteed by, Apache, other than accounts payable arising in the ordinary course of business payable on terms customary in the trade;

     - indebtedness secured by any mortgage, lien, pledge, security interest or encumbrances of any kind or payable out of the proceeds of production from property;

     - indebtedness which is evidenced by mortgages, notes, bonds, securities, acceptances or other instruments;

     - indebtedness which must be capitalized as liabilities under generally accepted accounting principles;

     - liabilities under interest rate swap, exchange, collar or cap agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates or currency exchange rates;

     - liabilities under commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect against fluctuations in oil and gas prices;

     - guarantees and endorsements of obligations of others, directly or indirectly, and all other repurchase agreements and indebtedness in effect guaranteed through an agreement, contingent or otherwise, to purchase that indebtedness, or to purchase or sell property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owner of the indebtedness against loss, or to supply funds to or in any manner invest in the debtor, or otherwise to assure a creditor against loss (but excluding guarantees and endorsements of notes, bills and checks made in the ordinary course of business); and

     - indebtedness relative to the amount of all letters of credit;

provided, however, that such term shall not include any amounts included as deferred credits on the financial statements of Apache and computed in accordance with generally accepted accounting principles.

     "Senior indebtedness," for purposes of the subordinated indenture, means all indebtedness, whether outstanding on the date of execution of the subordinated indenture or thereafter created, assumed or incurred, except indebtedness ranking equally with the subordinated debt securities or indebtedness ranking junior to the subordinated debt securities.

     "Indebtedness ranking equally with the subordinated debt securities," for purposes of the subordinated indenture, means indebtedness, whether outstanding on the date of execution of the subordinated indenture or thereafter created, assumed or incurred, to the extent the indebtedness specifically by its terms ranks equally with and not prior to the subordinated debt securities in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Apache. The securing of any indebtedness otherwise constituting indebtedness ranking equally with the subordinated debt securities will not prevent the indebtedness from constituting indebtedness ranking equally with the subordinated debt securities.

     "Indebtedness ranking junior to the subordinated debt securities," for purposes of the subordinated indenture, means any indebtedness, whether outstanding on the date of execution of the subordinated indenture or thereafter created, assumed or incurred, to the extent the indebtedness by its terms ranks junior to and not equally with or prior to

     - the subordinated debt securities, and

     - any other indebtedness ranking equally with the subordinated debt securities,

in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Apache. The securing of any indebtedness otherwise constituting indebtedness ranking junior to the subordinated debt securities will not prevent the indebtedness from constituting indebtedness ranking junior to the subordinated debt securities.

INTEREST RATES AND DISCOUNTS

     The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

     We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Federal income tax consequences and special considerations that apply to any series will be described in the applicable prospectus supplement.

EXCHANGE, REGISTRATION AND TRANSFER

     Registered securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the applicable indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for that bearer security. That interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities will not be issued in exchange for registered securities.

     You may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the applicable indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar for each indenture. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of debt securities in addition to the security registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for that series, and if debt securities of a series are issuable as bearer securities, we will be required to maintain a transfer agent in a place of payment for that series located in Europe in addition to the security registrar. We may at any time designate additional transfer agents with respect to any series of debt securities.

     In the event of any redemption, we will not be required to:

     - issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

     - register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

PAYMENT AND PAYING AGENTS

     Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, bearer securities will be payable in accordance with any applicable laws and regulations, at the offices of those paying agents outside the United States that we may designate at various times. We will make interest payments on bearer securities and the attached coupons on any interest payment date only against surrender of the coupon relating to that interest payment date. No payment with respect to any bearer security will be made at any of our offices or agencies in the United States by check mailed to any U.S. address or by transfer to an account maintained with a bank located in the United States. If, however, but only if, payment in U.S. dollars of the full amount of principal of, and any premium and interest on, bearer securities denominated and payable in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, then those payments will be made at the office of our paying agent in the Borough of Manhattan, The City of New York.

     Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, registered securities will be made at the office of the paying agent or paying agents that we designate at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on registered securities to the person in whose name that registered security is registered at the close of business on the regular record date for such interest.

     Unless we specify otherwise in the applicable prospectus supplement, the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, will be designated:

     - as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities; and

     - as our paying agent in the Borough of Manhattan, The City of New York, for payments with respect to debt securities, subject to the limitation described above in the case of bearer securities, that are issuable solely as bearer securities or as both registered securities and bearer securities.

     We will name any paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for that series. If debt securities of a series are issuable as bearer securities, we will be required to maintain:

     - a paying agent in the Borough of Manhattan, The City of New York, for payments with respect to any registered securities of the series and for payments with respect to bearer securities of the series in the circumstance described above, but not otherwise; and

     - a paying agent in a place of payment located outside the United States where debt securities of that series and any attached coupons may be presented and surrendered for payment.

     However, if the debt securities of that series are listed on the London Stock Exchange, the Luxembourg Stock Exchange or any other stock exchange located outside the United States, and if the stock exchange requires it, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States for those debt securities.

     All monies we pay to a paying agent for the payment of principal of, and any premium or interest on, any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security or coupon will look only to us for payments out of those repaid amounts.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depository identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

     - by the applicable depositary to a nominee of the depository;

     - by any nominee to the depository itself or another nominee; or

     - by the depositary or any nominee to a successor depository or any nominee of the successor.

     To the extent not described below and under the heading "Book-Entry Securities," we will describe the terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depository arrangements.

     As long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided under "Book-Entry Securities" or in any applicable prospectus supplement, owners of beneficial interests in a global security:

     - will not be entitled to have any of the underlying debt securities registered in their names;

     - will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

     - will not be considered the owners or holders under the indenture relating to those debt securities.

     The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

     Payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depository or any participants on account of beneficial interests of the global security.

     For a description of the depository arrangements for global securities held by The Depository Trust Company, see "Book-Entry Securities."

THE SENIOR INDENTURE LIMITS OUR ABILITY TO INCUR LIENS

     Unless we specify otherwise in the applicable prospectus supplement, the senior indenture provides that neither we nor any of our subsidiaries may issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed that are secured by a mortgage, lien, pledge, security interest or other encumbrance -- defined in the indenture as "liens" -- upon any of our property unless we provide that any and all senior debt securities then outstanding shall be secured by a lien equally and ratably with any and all other obligations by the lien. The restrictions on liens will not, however, apply to:

     - liens existing on the date of the senior indenture or provided for under the terms of agreements existing on the date thereof;

     - liens securing all or part of the cost of exploring, producing, gathering, processing, marketing, drilling or developing any of our or our subsidiaries' properties, or securing indebtedness incurred to provide funds therefor or indebtedness incurred to finance all or part of the cost of acquiring, constructing, altering, improving or repairing any such property or assets, or securing indebtedness incurred to provide funds therefor;

     - liens securing only indebtedness owed by one of our subsidiaries to us and/or to one or more of our other subsidiaries;

     - liens on the property of any corporation or other entity existing at the time it becomes our subsidiary;

     - liens on any property to secure indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality of either or indebtedness issued to or guaranteed for the benefit of a foreign government, any state or any department, agency or instrumentality of either or an international finance agency or any division or department thereof, including the World Bank, the International Finance Corp. and the Multilateral Investment Guarantee Agency;

     - any extension, renewal or replacement or successive extensions, renewals or replacements of any lien referred to in the foregoing clauses that existed on the date of the senior indenture;

     - certain other liens incurred in the ordinary course of business; or

     - liens which secure "limited recourse indebtedness," as defined in the senior indenture.

     In addition, the following types of transactions, among others, shall not be deemed to create indebtedness secured by liens:

     - the sale or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will receive as a result of the transfer a specified amount of money or of such crude oil, natural gas or other petroleum hydrocarbons;

     - the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest; and

     - liens required by any contract or statute in order to permit us or one of our subsidiaries to perform any contract or subcontract made with or at the request of the U.S. government or any foreign government or international finance agency, any state or any department thereof, or any agency or instrumentality of either, or to secure partial, progress, advance or other payments to us or one of our subsidiaries by any of these entities pursuant to the provisions of any contract or statute.

THE SENIOR INDENTURE LIMITS OUR ABILITY TO ENGAGE IN SALE/LEASEBACK TRANSACTIONS

     Unless we specify otherwise in the applicable prospectus supplement, the senior debt indenture provides that neither we nor any of our subsidiaries will enter into any arrangement with any person, other than us or one of our subsidiaries, to lease any property to ourselves or a subsidiary of ours for more than three years. For the restriction to apply, we or one of our subsidiaries must sell or plan to sell the property to the person leasing it to us or our subsidiary or to another person to which funds have been or are to be advanced on the security of the leased property. The limitation does not apply where:

     - either we or our subsidiary would be entitled to create debt secured by a lien on the property to be leased in a principal amount equal to or exceeding the value of that sale/leaseback transaction;

     - since the date of the senior indenture and within a period commencing six months prior to the consummation of that arrangement and ending six months after the consummation of the arrangement, we have or our subsidiary has expended for any property an amount up to the net proceeds of that arrangement, including amounts expended for the acquisition, exploration, drilling or development thereof, and for additions, alterations, improvements and repairs to the property, and we designate such amount as a credit against that arrangement, with any of that amount not being so designated to be applied as set forth in the next item; or

     - during or immediately after the expiration of the 12 months after the effective date of that transaction, we apply to the voluntary redemption, defeasance or retirement of the senior debt securities and/or other senior indebtedness, as defined in the senior indenture, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in that transaction or the fair value of such property at the time of entering into such transaction, in either case adjusted to reflect the remaining term of the lease and any amount we utilize as set forth in the prior item; the amount will be reduced by the principal amount of senior indebtedness we voluntarily retire within that 12-month period.

EACH INDENTURE INCLUDES EVENTS OF DEFAULT

     Unless otherwise specified in the applicable prospectus supplement, any one of the following events will constitute an "event of default" under each indenture with respect to the debt securities of any series issued under that indenture:

     - if we fail to pay any interest on any debt security of that series when due, and the failure continues for 30 days;

     - if we fail to pay principal of or any premium on the debt securities of that series when due and payable, either at maturity or otherwise;

     - if we fail to perform or we breach any of our other covenants or warranties in the applicable indenture or in the debt securities of that series -- other than a covenant or warranty included in the applicable indenture solely for the benefit of a series of securities other than the debt securities of that series -- and that breach of failure continues for 60 days after written notice as provided in the applicable indenture;

     - certain events of bankruptcy, insolvency or reorganization involving us or any of our subsidiaries; and

     - any other event of default provided with respect to the debt securities of that series.

     Unless otherwise specified in the applicable prospectus supplement, either of the following two events will also constitute an "event of default" under the senior indenture with respect to any senior debt securities:

     - if any of our or any of our subsidiaries' indebtedness, as defined in the senior indenture, in excess of an aggregate of $25,000,000 in principal amount is accelerated under any event of default as defined in any mortgage, indenture or instrument and the acceleration has not been rescinded or annulled within 30 days after written notice as provided in the senior indenture has been given specifying such event of default and requiring us to cause that acceleration to be rescinded or annulled; or

     - if we or any of our subsidiaries fail to pay, bond or otherwise discharge within 60 days of entry, a judgment, court order or uninsured monetary damage award against us in excess of an aggregate of $25,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith.

     If an event of default with respect to the debt securities of any series, other than an event of default described in the item above pertaining to certain events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of that series may, under certain circumstances, rescind and annul such acceleration. If an event of default occurs pertaining to certain events of bankruptcy, insolvency or reorganization, the principal amount and accrued interest -- or a lesser amount as provided for in the debt securities of that series -- shall be immediately due and payable without any declaration or other act by the trustee or any holder.

     Within 90 days after the occurrence of any event of default under an indenture with respect to the debt securities of any series issued under that indenture, the trustee must transmit notice of the event of default to the holders of the debt securities of that series unless the event of default has been cured or waived. The trustee may withhold the notice, however, except in the case of a payment default, if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of debt securities of that series.

     If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of that series by all appropriate judicial proceedings.

     Subject to the duty of the trustee during any default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under an indenture at the request or direction of any of the holders of debt securities issued under that indenture, unless the holders offer the trustee reasonable indemnity. Subject to indemnifying the trustee, and subject to applicable law and certain other provisions of each indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series issued under that indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

WE ARE OBLIGATED TO PURCHASE DEBT SECURITIES UPON A CHANGE IN CONTROL

     If a change in control, as defined in each indenture, occurs, we must mail within 15 days a written notice regarding the change in control to the trustee and to every holder of the debt securities of each series issued under that indenture. The notice must also be published at least once in an authorized newspaper, as defined in each indenture, and must state:

     - the event causing the change in control and the date of the event;

     - the date by which notice of the change in control is required by the applicable indenture to be given;

     - the date, 35 business days after the occurrence of the change in control, by which we must purchase debt securities we are obligated to purchase pursuant to the selling holder's exercise of rights on change in control;

     - the price we must pay for the debt securities we are obligated to purchase;

     - the name and address of the trustee;

     - the procedure for surrendering debt securities to the trustee or other designated office or agent for payment;

     - a statement of our obligation to make prompt payment on proper surrender of the debt securities;

     - the procedure for holders' exercise of rights of sale of the debt securities; and

     - the procedures by which a holder may withdraw such a notice after it is given.

     After we give this notice we will be obligated, at the election of each holder, to purchase the applicable debt securities. Under each indenture, a change in control is deemed to have occurred when:

     - any event requiring the filing of any report under or in response to
       Schedule 13D or 14D-1 pursuant to the Securities Exchange Act of 1934 disclosing beneficial ownership of either 50% or more of our common stock then outstanding or 50% or more of the voting power of our voting stock then outstanding;

     - the completion of any sale, transfer, lease, or conveyance of our properties and assets substantially as an entirety to any person or persons that is not our subsidiary, as those terms are defined in each indenture; or

     - the completion of a consolidation or merger of Apache with or into any other person or entity in a transaction in which either we are not the sole surviving corporation or our common stock existing before the transaction is converted into cash, securities or other property and in which those exchanging our common stock do not, as a result of the transaction, receive either 75% or more of the survivor's common stock or 75% or more of the voting power of the survivor's voting stock.

     We will not purchase any debt securities if there has occurred and is continuing an event of default under either indenture, other than default in payment of the purchase price payable for the debt securities upon change in control. In connection with any purchase of debt securities after a change in control, we will comply with all federal and state securities laws, including, specifically, Rule 13e-4, if applicable, of the Securities Exchange Act, and any related Schedule 13E-4 required to be submitted under that rule.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that:

     - have become due and payable;

     - will become due and payable within one year; or

     - are scheduled for redemption within one year.

To discharge the obligations with respect to a series of debt securities, we must deposit with the trustee, in trust, an amount of funds in U.S. dollars or in the foreign currency in which those debt securities are payable sufficient to pay the entire amount of principal of, and any premium or interest on, those debt securities to the date of the deposit if those debt securities have become due and payable or to the maturity of the debt securities, as the case may be.

     Unless we specify otherwise in the applicable prospectus supplement, we may elect

     - to defease and be discharged from any and all obligations with respect to those debt securities, which we refer to as "legal defeasance"; or

     - with respect to any debt securities, to be released from our covenant obligations, as may be provided for under Section 301 of either indenture, which we refer to as "covenant defeasance"; or,

     - with respect to any senior debt securities, to be released from our obligations under the covenants described above in "The Senior Indenture Limits Our Ability to Incur Liens" and "The Senior Indenture Limits Our Ability to Engage in Sale/Leaseback Transactions," which we also refer to as "covenant defeasance."

     In the case of legal defeasance we will still retain some obligations in respect of the debt securities, including our obligations:

     - to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities;

     - to register the transfer or exchange of the debt securities;

     - to replace temporary or mutilated, destroyed, lost or stolen debt securities; and

     - to maintain an office or agency with respect to the debt securities and to hold monies for payment in trust.

     After a covenant defeasance, any omission to comply with the obligations or covenants that have been defeased shall not constitute a default or an event of default with respect to the debt securities.

     To elect either legal defeasance or covenant defeasance we must deposit with the trustee, in trust, an amount, in U.S. dollars or in the foreign currency in which the relevant debt securities are payable at stated maturity, or in government obligations, as defined below, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on those debt securities on their scheduled due dates.

     In addition, we can only elect legal defeasance or covenant defeasance if, among other things:

     - the applicable defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we are a party or by which we are bound;

     - no default or event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of the establishment of the trust and, with respect to legal defeasance only, at any time during the period ending on the 91st day after the date of the establishment of the trust; and

     - we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred, and the opinion of counsel, in the case of legal defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

     Each indenture deems a foreign currency to be any currency, currency unit or composite currency issued by the government of one or more countries other than the United States or by any recognized confederation or association of governments.

     Each indenture defines government obligations as securities which are not callable or redeemable at the option of the issuer or issuers and are:

     - direct obligations of the United States or the government or the governments in the confederation which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

     - obligations of a person or entity controlled or supervised by and acting as an agency or instrumentality of the United States or the government or governments which issued the foreign currency in which the debt securities of a particular series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or that other government or governments.

Government obligations also include a depositary receipt issued by a bank or trust company as custodian with respect to any government obligation described above or a specific payment of interest on or principal of or any other amount with respect to any government obligation held by that custodian for the account of the holder of such depositary receipt, as long as, except as required by law, that custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by the depositary receipt.

     Unless otherwise specified in the applicable prospectus supplement, if, after we have deposited funds and/or government obligations to effect legal defeasance or covenant defeasance with respect to debt securities of any series, either:

     - the holder of a debt security of that series is entitled to, and does, elect to receive payment in a currency other than that in which such deposit has been made in respect of that debt security; or

     - a conversion event, as defined below, occurs in respect of the foreign currency in which the deposit has been made,

the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium and interest on, that debt security as that debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or conversion event based on:

     - in the case of payments made pursuant to the first of the two items in the list above, the applicable market exchange rate for the currency in effect on the second business day prior to the date of the payment; or

     - with respect to a conversion event, the applicable market exchange rate for such foreign currency in effect, as nearly as feasible, at the time of the conversion event.

     Each indenture defines a "conversion event" as the cessation of use of:

     - a foreign currency other than the ECU or euro both by the government of the country or the confederation which issued such foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

     - the ECU or euro both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Monetary System; or

     - any currency unit or composite currency other than the ECU or euro for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium and interest on, any debt security that are payable in a foreign currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars.

     If we effect a covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to which there has been covenant defeasance, the amount in the foreign currency in which the debt securities are payable, and government obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable for payment of the amounts due at the time of acceleration.

     The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

     Under each indenture, we are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an event of default.

MODIFICATION AND WAIVER

     We and the trustee may, without the consent of holders, modify provisions of each indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the applicable indenture under the Trust Indenture Act. We and the trustee may modify certain other provisions of each indenture with the consent of the holders of not less than two-thirds, in the case of the senior indenture, or a majority, in the case of the subordinate indenture, in aggregate principal amount of the debt securities of each series issued under that indenture affected by the modification. However, the provisions of either indenture may not be modified without the consent of the holder of each debt security affected thereby if the modification would:

     - change the stated maturity or any installment of the principal of, or any premium or interest on, or any installment of principal, or any additional amounts with respect to, any debt security issued under that indenture;

     - reduce the principal amount of, or premium or interest on, or any additional amounts with respect to, any debt security issued under that indenture;

     - change the coin or currency in which any debt security issued under that indenture or any premium or any interest on that debt security or any additional amounts with respect to that debt security is payable;

     - if the debt securities are convertible or exchangeable, modify the conversion or exchange provision in a manner adverse to holders of that debt security;

     - in the case of a subordinated debt security, modify any of the subordination provisions in a manner adverse to holders of that debt security;

     - impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities issued under that indenture or, in the case of redemption, exchange or conversion, if applicable, on or after the redemption, exchange or conversion date or, in the case of repayment at the option of any holder, if applicable, on or after the date for repayment or in the case of a change in control, after the change in control purchase date;

     - reduce the percentage and principal amount of the outstanding debt securities, the consent of whose holders is required under that indenture in order to take certain actions;

     - change any of our obligations to maintain an office or agency in the places and for the purposes required by that indenture; or

     - modify any of the above provisions.

     The holders of at least a majority in aggregate principal amount of debt securities of any series issued under one of the indentures may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of that indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under one of the indentures may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under that indenture with respect to the debt securities of that series, except:

     - a payment default with respect to debt securities of that series; or

     - a default of a covenant or provision of that indenture that cannot be modified or amended without the consent of the holder of the debt securities of that series.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may, without the consent of the holders of the debt securities, consolidate or merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person that is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of any domestic jurisdiction. We may also permit any of those persons to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, as long as:

     - any successor person assumes our obligations on the debt securities;

     - no event of default under the applicable indenture has occurred and is continuing after giving effect to the transaction;

     - no event which, after notice or lapse of time or both, would become an event of default under the applicable indenture has occurred and is continuing after giving effect to the transaction; and

     - certain other conditions are met.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     The following applies only in the event that debt securities are held by an Apache Trust.

     To the extent that any action under any debt securities held by an Apache Trust is entitled to be taken by the holders of at least a specified percentage of those debt securities, and unless otherwise specified in the applicable prospectus supplement, holders of the trust preferred securities issued by that Apache Trust may take action if the action is not taken by the property trustee of that Apache Trust. Notwithstanding the foregoing, if an event of default under those debt securities has occurred and is continuing and is attributable either to:

     - the failure of Apache to pay the principal of, or any premium or interest on, those debt securities on the due date; or

     - the failure by Apache to deliver the required securities or other property upon an appropriate conversion or exchange election, if any,

and an event of default has occurred and is continuing under the applicable trust agreement, a holder of the related trust preferred securities may institute a direct action.

     A "direct action" is a legal proceeding directly against Apache for enforcement of payment to the holder of trust preferred securities issued by an Apache Trust of the principal of or any premium or interest on the debt securities held by that trust having a principal amount equal to the liquidation amount of those trust preferred securities held by that holder or for enforcement of any conversion or exchange rights, as the case may be. Apache may not amend an indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities outstanding that have an interest in the related debt securities. If the right to bring a direct action is removed, the Apache Trusts may become subject to the reporting obligations under the Securities Exchange Act. Notwithstanding any payments made to a holder of trust preferred securities by Apache in connection with a direct action, Apache will remain obligated to pay the principal of, and any premium and interest on, the related debt securities, and Apache will be subrogated to the rights of the holders of those trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by Apache to the holder in any direct action.

     The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related debt securities unless an event of default has occurred and is continuing under the applicable trust agreement. See "Description of Trust Preferred Securities -- Events of Default; Notice" below.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     Each Apache Trust will issue under its trust agreement only one series of trust preferred securities, which will represent beneficial interests in that Apache Trust. Each Apache Trust will qualify its trust agreement under the Trust Indenture Act. Each trust agreement is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the trust preferred securities and the trust agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the trust preferred securities and the trust agreement, including the definitions of certain terms, and those made a part of the trust agreement by the Trust Indenture Act. A form of trust agreement is, and the terms and conditions of trust securities and forms thereof will be, filed as exhibits to the registration statement that includes this prospectus.

     Each Apache Trust will describe the specific terms of the trust preferred securities it is offering in the applicable prospectus supplement, including:

     - the designation, number, purchase price and liquidation amount, if any, of the trust preferred securities;

     - the distribution rate, or method of calculation of the distribution rate, for the trust preferred securities and, if applicable, any deferral provisions;

     - whether the distributions on the trust preferred securities will be cumulative and, if so, the dates from which and upon which distributions will accumulate and be payable and the record dates;

     - if other than U.S. dollars, the currency in which cash payments are payable;

     - the liquidation amount per trust preferred security which will be paid out of the assets of that Apache Trust to the holders upon voluntary or involuntary dissolution and liquidation of that trust;

     - the obligation or right, if any, of that Apache Trust to purchase or redeem its trust preferred securities, whether pursuant to a sinking fund or otherwise, and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, it will or may purchase or redeem, in whole or in part, the trust preferred securities pursuant to its obligation or right to purchase or redeem;

     - the terms and conditions, if any, upon which the trust preferred securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or property, or a combination of the foregoing;

     - the obligation or right, if any, of Apache, that Apache Trust or any other party to liquidate that Apache Trust and any terms and conditions of such liquidation;

     - the voting rights, if any, of the holders;

     - if applicable, any securities exchange upon which the trust preferred securities will be listed;

     - if applicable, a description of any remarketing, auction or other similar arrangements;

     - whether the trust preferred securities are issuable in book-entry only form and, if so, the identity of the depositary and disclosure relating to the depositary arrangements; and

     - any other rights, preferences, privileges, limitations or restrictions of the trust preferred securities consistent with the trust agreement or with applicable law, which may differ from those described herein.

     Each Apache Trust will also describe certain material United States federal income tax considerations applicable to any offering of trust preferred securities in the applicable prospectus supplement.

     If indicated in the applicable prospectus supplement, the terms of an Apache Trust may differ from the terms summarized below.

GENERAL

     The trust preferred securities of each Apache Trust will rank equally, and payments will be made on the trust preferred securities proportionately, with the trust common securities of each Apache Trust except as described under "-- Subordination of Trust Common Securities." Apache Trust will use the proceeds from the sale of trust preferred securities and trust common securities to purchase an aggregate principal amount of debt securities of Apache equal to the aggregate liquidation amount of those trust preferred securities and trust common securities. The property trustee of each Apache Trust will hold legal title to the debt securities for the benefit of the holders of the related trust securities. In addition, Apache will execute a guarantee for the benefit of the holders of the related trust preferred securities. The guarantees will not guarantee payment of distributions or amounts payable or securities or other property deliverable, if any, on redemption, repayment, conversion or exchange of the trust preferred securities or liquidation of an Apache Trust when the trust does not have funds or other property legally available for payment or delivery. See "Description of Trust Preferred Securities Guarantees."

     The revenue of an Apache Trust available for distribution to holders of its trust preferred securities will be limited to payments under the related debt securities and any other assets held by that Apache Trust. If Apache fails to make a required payment in respect of those debt securities or any other assets, that Apache Trust will not have sufficient funds to make the related payments, including distributions, in respect of its trust preferred securities.

SUBORDINATION OF TRUST COMMON SECURITIES

     Each Apache Trust will pay distributions on, and the applicable redemption price of, and any other amounts payable or property deliverable under, the trust securities it issues equally among its trust preferred securities and its trust common securities based on their respective liquidation amounts; provided, however, that if on any distribution date, redemption date, repayment date or conversion or exchange date, or upon liquidation or an event of default under the debt securities held by that Apache Trust or any other event of default under the trust agreement has occurred and is continuing, that Apache Trust will not pay any distribution on, or applicable redemption or repayment price of, or convert or exchange any of its trust common securities, and will not make any other payment on account of the redemption, repayment, conversion, exchange, liquidation or other acquisition of the trust common securities, unless payment in full in cash of all accumulated distributions on all of the outstanding trust preferred securities of that Apache Trust for all distribution periods terminating on or before the redemption, repayment, conversion, exchange, liquidation or other acquisition, and, in the case of payment of the applicable redemption or repayment price, the full amount of the redemption or repayment price, will have been made or provided for and, in the case of conversion or exchange, that the trust preferred securities have been converted or exchanged in full and other amounts payable have been paid. The property trustee will apply all available funds first to the payment in full in cash of all distributions on, or the applicable redemption price of, the trust preferred securities issued by that Apache Trust then due and payable.

     Until any event of default under the trust agreement for an Apache Trust has been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities of that Apache Trust and not on behalf of Apache as the direct or indirect trust common securities owner, and only the holders of the trust preferred securities issued by that Apache Trust will have the right to direct the property trustee to act on their behalf.

EVENTS OF DEFAULT; NOTICE

     The occurrence of an event of default under the debt securities and any other assets held by an Apache Trust will constitute an event of default under the trust agreement for that Apache Trust. Within 90 business days after the occurrence of an event of default actually known to the property trustee, the property trustee will transmit notice of that event of default to the holders of the trust preferred securities of that Apache Trust, the administrative trustees and Apache, as sponsor, unless the event of default shall have been cured or waived.

     For a discussion of the limited circumstances in which holders of trust preferred securities may bring a direct action against Apache under the debt securities, see "Description Of Debt Securities -- Enforcement of Certain Rights by Holders of Trust Preferred Securities." The applicable prospectus supplement may describe additional events of default under the trust agreement.

REMOVAL OF TRUSTEES

     Unless an event of default under the debt securities held by an Apache Trust has occurred and is continuing, Apache, as the direct or indirect owner of trust common securities of that Apache Trust, may remove the property trustee, the Delaware trustee and the administrative trustees at any time. If an event of default under the debt securities held by an Apache Trust has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities of that Apache Trust may remove and replace the property trustee and the Delaware trustee for that Apache Trust. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Apache as the direct or indirect trust common securities owner. No resignation or removal of a property or Delaware trustee, and no appointment of a successor to that trustee, will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

MERGER OR CONSOLIDATION OF PROPERTY OR DELAWARE TRUSTEES

     Any person into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the property trustee or the Delaware trustee will be a party, or any person succeeding to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, will be the successor of the property trustee or the Delaware trustee under the trust agreement, provided that the person will be otherwise qualified and eligible.

MERGERS, CONVERSIONS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF AN APACHE TRUST

     An Apache Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety, to any other person, except as described below or as otherwise described in the applicable prospectus supplement. An Apache Trust may, at the request of Apache, as sponsor, with the consent of the administrative trustees but without the consent of the holders of its trust preferred securities, the Delaware trustee or the property trustee, merge with or into, convert into, consolidate, amalgamate, or be replaced by a trust organized as such under the laws of any state of the United States; provided, that:

     - the successor entity expressly assumes all of the obligations of that Apache Trust under any agreement to which the trust is a party and either:

        - expressly assumes all of the obligations of that Apache Trust with respect to the trust securities of that Apache Trust, or

        - substitutes for the trust securities of that Apache Trust other securities having substantially the same terms as those trust securities, so long as the successor trust securities rank the same as the trust securities rank with respect to distributions and payments upon liquidation, redemption and otherwise;

     - the successor entity has a trustee possessing substantially the same powers and duties as the property trustee;

     - the successor securities are listed, or any successor securities will be listed upon notification of issuance, if applicable, on each national securities exchange or other organization on which the trust securities of that Apache Trust are then listed, if any;

     - the merger, conversion, consolidation, amalgamation or replacement does not cause the trust securities, including any successor securities, of that Apache Trust to be downgraded or placed under surveillance or review by any nationally recognized statistical rating organization;

     - the merger, conversion, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of that Apache Trust in any material respect;

     - the successor entity has a purpose substantially identical to that of that Apache Trust;

     - prior to the merger, conversion, consolidation, amalgamation or replacement, Apache has received an opinion from nationally recognized independent counsel to that Apache Trust experienced in these matters to the effect that

        - the merger, conversion, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of that Apache Trust in any material respect,

        - following the merger, conversion, consolidation, amalgamation or replacement, neither that Apache Trust nor the successor entity, if any, will be required to register as an investment company under the Investment Company Act of 1940, as amended, and

        - following the merger, conversion, consolidation, amalgamation or replacement, that Apache Trust or the successor entity, as the case may be, will continue to be classified as a grantor trust for United States federal income tax purposes;

     - Apache or any permitted successor or assignee directly or indirectly owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the applicable guarantee; and

     - the property trustee has received our officer's certificate and an opinion of counsel, each to the effect that all conditions precedent to the transaction as set forth in the trust agreement have been satisfied.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

     Except as provided under "-- Mergers, Conversions, Consolidations, Amalgamations or Replacements of an Apache Trust" and "Description of Trust Preferred Securities Guarantees -- Amendments and Assignment" and as otherwise required by law and the trust agreement or specified in the applicable prospectus supplement, the holders of trust preferred securities will have no voting rights.

     Apache, the property trustee, the Delaware trustee and the administrative trustees may amend from time to time the trust agreement for an Apache Trust, without the consent of the holders of the trust securities of that Apache Trust,

     - to cure any ambiguity, or correct or supplement any provisions in the trust agreement that may be defective or inconsistent with any other provision,

     - to add to the covenants, restrictions or obligations of the sponsor,

     - to conform to any change in the Investment Company Act or Trust Indenture Act or the rules promulgated thereunder, or any written change in interpretation of such acts or rules by any governmental authority, or

     - to cause that Apache Trust to continue to be classified for United States federal income tax purposes as a grantor trust;

provided, however, that in the case of the first bullet point above, the modification will not adversely affect in any material respect the interests of the holders of the trust securities issued by that Apache Trust.

     Without the consent of each holder of trust securities issued by an Apache Trust, the trust agreement for that Apache Trust may not be amended to:

     - change the distribution rate, or manner of calculation of the distribution rate, amount, timing or currency or otherwise adversely affect the method of any required payment;

     - change its purpose;

     - authorize the issuance of any additional beneficial interests;

     - change the conversion, exchange or redemption provisions, if any;

     - change the conditions precedent for Apache to elect to dissolve that Apache Trust and distribute the debt securities held by that Apache Trust to the holders of the trust securities, if applicable;

     - change the liquidation, distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of that Apache Trust;

     - affect the limited liability of any holder of its trust securities; or

     - restrict the right of a holder of its trust securities to institute suit for the enforcement of any required distribution on or, if applicable, after the due date therefor or for the conversion or exchange of the trust securities in accordance with their terms.

     So long as the property trustee holds any debt securities for an Apache Trust, the property trustee, the Delaware trustee and the administrative trustees for that Apache Trust will not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the debt securities trustee, or execute any trust or power conferred on the property trustee, with respect to those debt securities;

     - waive certain past defaults under the applicable indenture;

     - exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of those debt securities; or

     - consent to any amendment, modification or termination of the applicable indenture or those debt securities, where consent is required.

without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities of that Apache Trust; provided, however, that where a consent under the applicable indenture would require the consent of each holder of those debt securities affected thereby, the property trustee will not consent without the prior approval of each holder of the trust preferred securities issued by that Apache Trust. The property trustee, the Delaware trustee and the administrative trustees may not revoke any action previously authorized or approved by a vote of the holders of trust preferred securities except by subsequent vote of the holders. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the applicable debt securities. In addition to obtaining approvals of holders of trust preferred securities referred to above, prior to taking any of the foregoing actions, the property trustee, the Delaware trustee and the administrative trustees will obtain an opinion of counsel experienced in these matters to the effect that the applicable Apache Trust will not be classified as other than a grantor trust for United States federal income tax purposes on account of such action.

     Any required approval of holders of trust preferred securities may be given at a meeting of the holders convened for this purpose or by written consent without prior notice. The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be given to each holder of record of trust preferred securities in the manner set forth in the trust agreement.

     Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances referred to above, any trust preferred securities that are owned by Apache or any affiliate of Apache will, for purposes of this vote or consent, be treated as if they were not outstanding.

GLOBAL TRUST PREFERRED SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, trust preferred securities will be represented by one or more global certificates deposited with, or on behalf of, DTC, or other depository identified in the prospectus supplement, or a nominee of DTC or other depository, in each case for credit to an account of a participant in DTC or other depository. The identity of the depository and the specific terms of the depositary arrangements with respect to the trust preferred securities to be represented by one or more global certificates to the extent not discussed under "Book-Entry Securities" will be described in the applicable prospectus supplement. However, unless otherwise specified in the applicable prospectus supplement, DTC will be the depositary and the depository arrangements described with respect to the debt securities will apply to those trust preferred securities as well, except all references to Apache shall include Apache Trust I and Apache Trust II and all references to the indentures will refer to the applicable trust agreement. See "Description of Debt Securities -- Global Securities" and "Book-Entry Securities."

PAYMENT AND PAYING AGENT

     Payments in respect of any global certificate representing trust preferred securities will be made to Cede & Co. as nominee of DTC or other applicable depository or its nominee, which will credit the relevant accounts at DTC or other depository on the applicable payment dates, while payments in respect of trust preferred securities in certificated form will be made by check mailed to the address of the holder entitled thereto as the address will appear on the register. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Apache. The paying agent will be permitted to resign as paying agent upon 30 days prior written notice to the property trustee, the administrative trustees and Apache. In the event that the property trustee will no longer be the paying agent, the administrative trustees will appoint a successor, which will be a bank or trust company acceptable to the administrative trustees and Apache, to act as paying agent.

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as registrar and transfer agent for the trust preferred securities.

     Registration of transfers of trust preferred securities will be effected without charge by or on behalf of an Apache Trust, upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. An Apache Trust will not be required to register or cause to be registered the transfer of its trust preferred securities after they have been converted, exchanged, redeemed, repaid or called for redemption or repayment.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of an event of default under the trust agreement, will undertake to perform only the duties that are specifically set forth in the trust agreement and, during the continuance of that event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the property trustee will not be under any obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of the related trust securities unless the holder offers the property trustee reasonable indemnity against the costs, expenses and liabilities that it might incur thereby.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate each Apache Trust in such a way that:

     - that Apache Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

     - that Apache Trust will be classified as a grantor trust for United States federal income tax purposes; and

     - the debt securities held by that Apache Trust will be treated as indebtedness of Apache for United States federal income tax purposes.

Apache and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each Apache Trust or each trust agreement, that the administrative trustees determine in their discretion to be necessary or desirable for those purposes, as long as that action does not materially adversely affect the interests of the holders of the related trust securities.

     Holders of trust preferred securities will not have any preemptive or similar rights.

              DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEES

     Apache will execute and deliver a guarantee concurrently with the issuance by an Apache Trust of its trust preferred securities for the benefit of the holders from time to time of those trust preferred securities. That guarantee will be held for those holders by a guarantee trustee. Apache will qualify each of the guarantees as an indenture under the Trust Indenture Act. The guarantees will be subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of a guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of each guarantee, including the definitions of terms, and those made a part of each guarantee by the Trust Indenture Act. A form of guarantee is filed as an exhibit to the registration statement that includes this prospectus. If indicated in the applicable prospectus supplement, the terms of a particular guarantee may differ from the terms discussed below.

GENERAL

     Apache will irrevocably agree to pay in full, to the extent set forth herein, the guarantee payments to the holders of the related trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that an Apache Trust may have or assert. The following payments constitute guarantee payments with respect to trust preferred securities and, to the extent not paid by or on behalf of an Apache Trust, will be subject to the applicable guarantee:

     - any accrued and unpaid distributions required to be paid on the applicable trust preferred securities, to the extent that an Apache Trust has funds legally available therefor at such time;

     - the applicable redemption or repayment price and all accrued and unpaid distributions to the date of redemption or repayment with respect to the applicable trust preferred securities called for redemption or repayment, to the extent that an Apache Trust has funds legally available therefor at such time; or

     - upon a voluntary or involuntary dissolution and liquidation of the applicable Apache Trust, other than in connection with the distribution of the debt securities to holders of its trust preferred securities or the redemption, repayment, conversion or exchange of its trust preferred securities, if applicable, the lesser of

          - the amounts due upon the dissolution and liquidation of that Apache Trust, to the extent that it has funds legally available therefor at the time, and

          - the amount of assets of that Apache Trust remaining available for distribution to holders of its trust preferred securities after satisfaction of liabilities to its creditors as required by applicable law.

     Apache's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Apache to the holders of the applicable trust preferred securities entitled to those payments or by causing the applicable Apache Trust to pay those amounts to the holders.

     If the trust preferred securities are exchangeable or convertible into other securities, Apache will also irrevocably agree to cause the applicable Apache Trust to deliver to holders of those trust preferred securities those other securities in accordance with the applicable exchange or conversion provisions.

     Apache will, through the guarantee, the applicable trust agreement, the related debt securities and the applicable indenture, taken together, fully, irrevocably and unconditionally guarantee all of each Apache Trust's obligations under its trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each Apache Trust's obligations under its trust preferred securities.

RANKING

     Unless otherwise specified in the applicable prospectus supplement, each guarantee will constitute an unsecured obligation of Apache and will rank equal to the debt securities held by the Apache Trust that issued the preferred trust securities covered by the guarantee. Each trust agreement provides that each holder of trust preferred securities, by acceptance of the applicable trust preferred securities, agrees to the terms of the related guarantee, including any subordination provisions.

     The guarantees will not limit the amount of secured or unsecured debt, including indebtedness under the indentures, that may be incurred by Apache or any of its subsidiaries.

GUARANTEE OF PAYMENT

     Each guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against Apache to enforce its rights under a guarantee without first instituting a legal proceeding against any other person or entity. A guarantee will not be discharged except by payment of the related guarantee payments in full to the extent not paid by the applicable Apache Trust or upon distribution of the debt securities or other assets held by the Apache Trust to the holders of the its trust preferred securities.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of the related trust preferred securities, in which case no approval will be required, a guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of the outstanding trust preferred securities covered by that guarantee. The manner of obtaining any approval will be as set forth under "Description Of Trust Preferred Securities -- Voting Rights; Amendment of a Trust Agreement." All guarantees and agreements contained in a guarantee will bind the successors, assigns, receivers, trustees and representatives of Apache and will inure to the benefit of the holders of the related trust preferred securities then outstanding.

EVENTS OF DEFAULT

     An event of default under a guarantee will occur upon the failure of Apache to perform any of its payment or other obligations under that guarantee, provided that, except with respect to a default in respect of any guarantee payment or delivery of any securities upon conversion or exchange of the trust securities, Apache has not cured the default 90 days from the date the guarantee trustee obtains knowledge of the event of default. The holders of a majority in liquidation amount of the trust preferred securities covered by a guarantee will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of that guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under that guarantee.

     If the guarantee trustee fails to enforce a guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against Apache to enforce its rights under that guarantee without first instituting a legal proceeding against the applicable Apache Trust, the guarantee trustee or any other person or entity.

TERMINATION

     A guarantee will terminate and be of no further force and effect upon full payment of the applicable redemption or repayment price of the related trust preferred securities, upon full payment of all amounts or delivery of all securities or other property due upon the dissolution and liquidation of the applicable Apache Trust or upon the conversion or exchange of all of the related trust preferred securities. A guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid or other property distributed under those trust preferred securities or the related guarantee.

GOVERNING LAW

     The guarantees will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, other than during the occurrence and continuance of a default by Apache in performance of a guarantee, will undertake to perform only the duties that are specifically set forth in that guarantee and, during the continuance of that default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the guarantee trustee will not be under any obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of the related trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

RIGHTS UPON DISSOLUTION

     Unless the debt securities held by an Apache Trust are distributed to holders of the related trust preferred securities, upon any voluntary or involuntary dissolution and liquidation of that Apache Trust, after satisfaction of the liabilities of its creditors as required by applicable law, the holders of those trust securities will be entitled to receive, out of assets held by that Apache Trust, the liquidation distribution in cash. Upon any voluntary or involuntary liquidation or bankruptcy of Apache, the property trustee, as holder of the debt securities, would be a creditor of Apache.

            DESCRIPTION OF COMMON STOCK PURCHASE CONTRACTS AND UNITS

     We may issue stock purchase contracts, representing contracts entitling or obligating holders to purchase from Apache, and Apache to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the contracts are issued or may be determined by reference to a specific formula set forth in the contracts. The common stock purchase contracts may be issued separately or as a part of units, which are referred to in this prospectus as "common stock purchase units," consisting of a common stock purchase contract and, as security for the holder's obligations to purchase the common stock under the contracts, the following:

     - senior debt securities or subordinated debt securities of Apache;

     - preferred stock of Apache;

     - debt obligations of third parties, including U.S. Treasury securities;

     - trust preferred securities of an Apache Trust;

     - any other security described in the applicable prospectus supplement; or

     - any combination of the foregoing.

     The common stock purchase contracts may require Apache to make periodic payments to the holders of the common stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The common stock purchase contracts may require holders to secure their obligations thereunder in a specified manner, and in certain circumstances Apache may deliver newly issued prepaid common stock purchase contracts, which are referred to as "prepaid securities," upon release to a holder of any collateral securing such holder's obligations under the original contract.

     The applicable prospectus supplement will describe the terms of any common stock purchase contracts or units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such contracts or units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

                             BOOK-ENTRY SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, we will issue to investors securities, other than our common stock, in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be The Depository Trust Company, also referred to as DTC. We have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

     No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

     DTC has informed us that it is:

     - a limited-purpose trust company organized under New York banking laws;

     - a "banking organization" within the meaning of the New York banking laws;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the Securities Exchange Act.

     DTC has also informed us that it was created to:

     - hold securities for "participants"; and

     - facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates.

     Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

     Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

     Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

     DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

     According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when DTC is required to be so registered; or

     - we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable.

     Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

     If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

     Except as described above:

     - a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

     - DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

     None of Apache, the Apache Trusts, the trustees, any registrar and transfer agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a book-entry security.

                              PLAN OF DISTRIBUTION

     Apache and the Apache Trusts may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

     Apache and the Apache Trusts may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

     If Apache and/or an Apache Trust use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.

     Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from Apache and/or an Apache Trust and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. Apache and the Apache Trusts may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

TRADING MARKETS AND LISTING OF SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange and the Chicago Stock Exchange. Apache and the Apache Trusts may elect to list any other class or series of securities on any exchange but are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Neither Apache nor the Apache Trusts can give any assurance as to the liquidity of the trading market for any of the securities.

STABILIZATION ACTIVITIES

     Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

                                 LEGAL MATTERS

     The legality of the securities issued by Apache will be passed upon for Apache by its Vice President and General Counsel, Z. S. Kobiashvili, or its Attorney and Assistant Secretary, Jeffrey B. King. As of the date of this prospectus, Mr. Kobiashvili holds employee stock options to purchase 56,550 shares of Apache common stock, of which options to purchase 30,125 shares are currently exercisable, and he holds 1,522 units in Apache's Deferred Delivery Plan, each equivalent to one share of Apache common stock. As of the date of this prospectus, Mr. King owns 52 shares of Apache common stock through Apache's 401(k) savings plan and holds employee stock options to purchase 3,950 shares of Apache common stock, of which options to purchase 487 shares are currently exercisable. In addition, other customary legal matters relating to the offering of the securities issued by Apache, including matters relating to our due incorporation, legal existence and authorized capitalization, will be passed upon for Apache by Mr. Kobiashvili, Mr. King or Mayor, Day, Caldwell & Keeton, L.L.P., Houston, Texas. The legality of the securities issued by the Apache Trusts and certain matters of Delaware law will be passed upon for the Apache Trusts by Richards, Layton & Finger, P.A., special Delaware counsel to the Apache Trusts. Unless otherwise specified in the accompanying prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by Brown & Wood LLP, New York, New York.

                                    EXPERTS

     The audited consolidated financial statements of Apache incorporated by reference into this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The information incorporated by reference into this prospectus regarding the total proved reserves of Apache was prepared by Apache and reviewed by Ryder Scott Company Petroleum Engineers, as stated in their letter reports, and is incorporated by reference in reliance upon the authority of said firm as experts in such matters. The information incorporated by reference into this prospectus regarding the total estimated proved reserves acquired from Texaco Exploration and Production Inc. was prepared by Apache and reviewed by Ryder Scott, as stated in their letter reports, and is incorporated by reference in reliance upon the authority of that firm as experts in these matters. The information incorporated by reference into this prospectus regarding the total proved reserves of DEKALB was prepared by DEKALB and for the four years ended December 31, 1994 was reviewed by Ryder Scott, as stated in their letter reports with respect thereto, and is incorporated by reference in reliance upon the authority of that firm as experts in these matters.

     A portion of the information incorporated by reference in this prospectus regarding the total proved reserves of Aquila Energy Resources Corporation acquired by Apache was prepared by Netherland, Sewell & Associates, Inc. as of December 31, 1994, as stated in their letter report, and is incorporated by reference in reliance upon the authority of that firm as experts in those matters. Netherland, Sewell did not review any of the reserves of Aquila acquired during 1995.

                                 $1,000,000,000

                               APACHE CORPORATION

                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                DEBT SECURITIES

                           -------------------------

     We may from time to time issue up to a total of $1,000,000,000 of our common stock and related rights, preferred stock, depositary shares and/or debt securities. The accompanying prospectus supplement will specify the terms of the securities.

                           -------------------------

     Apache may sell these securities to or through underwriters, and also to other purchasers or through agents. The accompanying prospectus supplement will specify the names of these underwriters or agents.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL

OFFENSE.

                           -------------------------

     This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

                           -------------------------

                        Prospectus dated April 9, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    1
Where You Can Find More Information.........................    1
Apache Corporation..........................................    2
Ratios of Earnings to Fixed Charges and Ratios of Earnings
  to Combined Fixed Charges and Preferred Stock Dividends...    2
Use of Proceeds.............................................    3
The Securities We May Offer.................................    3
Description of Capital Stock................................    4
Description of Depositary Shares............................    9
Description of Debt Securities..............................   12
Book-Entry Securities.......................................   24
Plan of Distribution........................................   26
Legal Matters...............................................   27
Experts.....................................................   27

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements, will include or refer you to all material information relating to each offering.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference rooms located at:

- 450 Fifth Street, N.W.
  Washington, D.C. 20549;

- 7 World Trade Center
  New York, New York 10048; and

- Citicorp Center
  500 West Madison Street
  Chicago, Illinois 60661.

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

     Our common stock has been listed and traded on the New York Stock Exchange since 1969 and the Chicago Stock Exchange since 1960. Accordingly, you may inspect the information we file with the Securities and Exchange Commission at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and at the Chicago Stock Exchange, One Financial Place, 440 S. LaSalle Street, Chicago, Illinois 60605-1070.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

- Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

- Current Report on Form 8-K dated March 2, 1999 (as amended by Amendment No. 1 on Form 8-K/A filed on March 5, 1999).

     Each of these documents is available from the Securities and Exchange Commission's web site and public reference rooms described above. You may also request a copy of these filings, excluding exhibits, at no cost by writing or telephoning Cheri L. Peper, Corporate Secretary, at our principal executive office, which is:

          Apache Corporation
          2000 Post Oak Boulevard, Suite 100
          Houston, Texas 77056-4400
          (713) 296-6000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement.

We have not authorized anyone to provide you with different information.

     We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or in any other document incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

                               APACHE CORPORATION

     Apache Corporation is a Delaware corporation formed in 1954. We are an independent energy company that explores for, develops and produces natural gas, crude oil and natural gas liquids. In North America, our exploration and production interests are focused on the Gulf of Mexico, the Anadarko Basin, the Permian Basin, the Gulf Coast and the Western Sedimentary Basin of Canada. Outside of North America, we have exploration and production interests offshore Western Australia, in Egypt and offshore the Ivory Coast, and exploration interests in Poland and offshore The People's Republic of China.

     We hold interests in many of our U.S., Canadian and international properties through operating subsidiaries, such as Apache Canada Ltd., DEK Energy Company, which was formerly known as DEKALB Energy Company, Apache Energy Limited, which was formerly known as Hadson Energy Limited, Apache International, Inc., and Apache Overseas, Inc. The properties referred to in this prospectus, in any prospectus supplement or in any other document incorporated by reference in this prospectus may be held by our subsidiaries. We treat all operations as one line of business.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     Our ratios of earnings to fixed charges and our ratios of earnings to combined fixed charges and preferred stock dividends were the same for each of the periods indicated in the table below. This is because there were no shares of preferred stock outstanding prior to 1998, and because our 1998 earnings were inadequate to cover fixed charges and dividends as described below.

    YEAR ENDED DECEMBER 31,
--------------------------------
1998   1997   1996   1995   1994
----   ----   ----   ----   ----
 --    2.93   2.72   1.15   2.34

     Our ratios of earnings to fixed charges and our ratios of earnings to combined fixed charges and preferred stock dividends were computed based on:

- "earnings," which consist of consolidated income or losses from continuing operations plus income taxes and fixed charges, except capitalized interest, or, in the case of our ratios of earnings to combined fixed charges and preferred stock dividends, those earnings plus preferred stock dividends; and

- "fixed charges," which consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and expense, and the estimated portion of rental expense attributable to interest, or, in the case of our ratios of earnings to combined fixed charges and preferred stock dividends, those fixed charges plus preferred stock dividends.

     Due to the $243.2 million non-cash write-down of the carrying value of our U.S. proved oil and gas properties, for the year ended

December 31, 1998, our 1998 earnings were inadequate to cover fixed charges by $236.8 million and inadequate to cover combined fixed charges and preferred stock dividends by $239.7 million.

     On May 17, 1995, Apache acquired DEKALB Energy Company, which is now known as DEK Energy Company, through a merger which resulted in DEKALB becoming a wholly-owned subsidiary of Apache. The merger was accounted for as a "pooling of interests." As a result, our financial information for all preceding periods was restated.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things:

- the repayment of outstanding indebtedness;

- working capital;

- capital expenditures; and

- acquisitions.

     The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

                          THE SECURITIES WE MAY OFFER

     The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

     We may sell from time to time, in one or more offerings:

- common stock and related rights;

- preferred stock;

- depositary shares; and/or

- debt securities.

     In this prospectus, we will refer to the common stock and related rights, preferred stock, depositary shares and debt securities collectively as "securities." The total dollar amount of all securities that we may issue under this prospectus will not exceed $1,000,000,000.

     If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

     This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities. For the complete terms of our common stock and preferred stock, please refer to our charter, bylaws and stockholder rights plan that are incorporated by reference into the registration statement that includes this prospectus or may be incorporated by reference in this prospectus. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware.

     Under our charter, our authorized capital stock consists of 215,000,000 shares of common stock, $1.25 par value per share, and 5,000,000 shares of preferred stock, no par value. We will describe the specific terms of any common stock or preferred stock we may offer in a prospectus supplement. If indicated in a prospectus supplement, the terms of any common stock or preferred stock offered under that prospectus supplement may differ from the terms described below.

                                  COMMON STOCK

     As of March 31, 1999, Apache had approximately 97,820,667 shares of common stock issued and outstanding. Each outstanding share of common stock currently has attached to it one preferred share purchase right issued under our stockholder rights plan, which is summarized below. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

VOTING

     For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on the books of Apache. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of Series B preferred stockholders and any future holders of preferred stock, persons who hold more than 50% of the outstanding common stock entitled to elect members of the board of directors can elect all of the directors who are up for election in a particular year.

DIVIDENDS

     If our board of directors declares a dividend, holders of common stock will receive payments from the funds of Apache that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we have granted to Series B preferred stockholders or may grant to future holders of preferred stock.

LIQUIDATION

     If Apache is dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock.

OTHER RIGHTS AND RESTRICTIONS

     Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by Apache. Our charter and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

     When we issue shares of common stock, the shares will be fully paid and nonassessable. Delaware law provides that, if we make a distribution to our stockholders other than a distribution of our capital stock, when we are insolvent, or that renders us insolvent, then our stockholders would be required to pay back to us the amount of the distribution we made to them, or the portion of the distribution that causes us to become insolvent.

LISTING

     Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Norwest Bank Minnesota, National Association.

                                PREFERRED STOCK

GENERAL

     We have 5,000,000 shares of no par preferred stock authorized, of which 25,000 shares have been designated as Series A Junior Participating Preferred Stock and 100,000 shares have been designated as 5.68% Series B Cumulative Preferred Stock. The remaining shares of preferred stock are undesignated.

     Our charter authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock.

SERIES A

     The shares of Series A preferred stock are authorized for issuance pursuant to rights that trade with outstanding Apache common stock and are reserved for issuance upon the exercise of the rights discussed below under the caption
"-- Stockholder Rights Plan."

SERIES B

     As of March 31, 1999, Apache had issued and outstanding 100,000 shares of Series B preferred stock in the form of one million depositary shares, each representing one-tenth ( 1/10) of a share of Series B preferred stock. The Series B preferred stock has no stated maturity, is not subject to a sinking fund and is not convertible into Apache common stock or any other securities. Apache has the option to redeem the Series B preferred stock at $1,000 per share on or after August 25, 2008. Holders of the shares are entitled to receive cumulative cash dividends at an annual rate of $5.68 per depositary share when, and if, declared by Apache's board of directors.

     The Series B preferred stock ranks prior and superior to our common stock and Series A preferred stock as to payment of dividends and distribution of assets upon our dissolution, liquidation or winding up.

     If dividends are not paid on the Series B preferred stock, payments on our common stock are prohibited and payments on any other capital stock are restricted.

     Shares of Series B preferred stock generally do not have voting rights. However, if we fail to pay the equivalent of six quarterly dividends payable on the Series B preferred stock or another class or series of preferred stock that ranks equally with the Series B preferred stock, then we will increase the size of our board of directors by two members. The holders of the Series B preferred stock and any other class or series of preferred stock ranking equally with the Series B preferred stock, voting as a single class, will then have the right to vote for the two additional directors. This voting right would continue until we paid all past dividends on all that preferred stock.

     Without the vote of at least 80% of the outstanding shares of Series B preferred stock, we may not alter or repeal any provision in our charter so as to adversely affect the rights of the Series B preferred stock.

UNDESIGNATED PREFERRED STOCK

     This summary of the undesignated preferred stock discusses terms and conditions that we expect will apply to all series of the preferred stock offered under this prospectus. The applicable prospectus supplement will describe the particular terms of each particular series of preferred stock offered. If indicated in the prospectus supplement, the terms of any series may differ from the terms described below.

     The following description, together with the applicable prospectus supplements, summarizes all the material terms and provisions of any preferred stock being offered by this prospectus. It does not restate the terms and provisions in their entirety. We urge you to read our charter and the applicable certificate of designation because they, and not this description, define the rights of any holders of preferred stock. We have filed our charter as an exhibit to the registration statement which includes this prospectus. We will incorporate by reference as an exhibit to the registration statement the form of any certificate of designation before the issuance of any series of preferred stock.

     We expect the prospectus supplement to include some or all of the following terms:

- the designation of the series of preferred stock;

- the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

- the dividend rate or rates of the shares, the dates at which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends shall be cumulative;

- the amounts payable on shares of the preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up;

- the redemption rights and price or prices, if any, for the shares of preferred stock;

- any terms, and the amount, of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;

- any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the preferred stock;

- any voting rights granted to the holders of the shares of preferred stock in addition to those required by Delaware law or our certificate of incorporation;

- whether the shares of preferred stock will be convertible into shares of our common stock or any other class of our capital stock, and, if convertible, the conversion price or prices, and any adjustment or other terms and conditions upon which the conversion shall be made;

- any other rights, preferences, restrictions, limitations or conditions relative to the shares of preferred stock permitted by Delaware law or our certificate of incorporation;

- any listing of the preferred stock on any securities exchange; and

- the federal income tax considerations applicable to the preferred stock.

     Subject to our charter and to any limitations imposed by any then-outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences, rights and qualifications, limitations or restrictions, as the board of directors determines, and without further action of the stockholders, including holders of our then outstanding preferred stock, if any.

                            STOCKHOLDER RIGHTS PLAN

     In 1995, our board of directors adopted a stockholder rights plan to replace the former plan adopted in 1986. Under our stockholder rights plan, each of our common stockholders received a dividend of one "preferred stock purchase right" for each outstanding share of common stock that the stockholder owned. We refer to these preferred stock purchase rights as the "rights." Unless the rights have been previously redeemed, all shares of Apache common stock issued after the 1996 dividend are issued with rights. The rights trade automatically with our shares of common stock and become exercisable only under certain circumstances described below.

     The purpose of the rights is to encourage potential acquirors to negotiate with our board of directors before attempting a takeover bid and to provide our board of directors with leverage in negotiating on behalf of our stockholders the terms of any proposed takeover. The rights may have certain anti-takeover effects. They should not, however, interfere with any merger or other business combination approved by our board of directors.

     The following description is a summary of all the material terms of our stockholder rights plan. It does not restate these terms in their entirety. We urge you to read our stockholder rights plan because it, and not this description, defines the terms and provisions of our plan. Our stockholder rights plan is an exhibit to our registration statement on Form 8-A, as amended, which we filed with the Securities and Exchange Commission on January 24, 1996 and which is incorporated by reference as an exhibit to the registration statement that includes this prospectus. You may obtain a copy at no charge by writing to us at the address listed under the caption "Where You Can Find More Information."

EXERCISE OF RIGHTS

     Until a right is exercised, the holder of a right will not have any rights as a stockholder. When the rights become exercisable, holders of the rights will be able to purchase from us 1/10,000th of a share of our Series A preferred stock, at a purchase price of $100, subject to adjustment, per 1/10,000th of a share.

     In general, the rights will become exercisable upon the earlier of:

- ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 20% or more of the outstanding shares of our common stock; or

- ten business days after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of our common stock.

FLIP IN EVENT

     If a person or group becomes the beneficial owner of 20% or more of our common stock, then each right will then entitle its holder to receive, upon exercise, a number of shares of our common stock which is equal to the exercise price of the right divided by one-half of the market price of our common stock on the date of the occurrence of this event. We refer to this occurrence as a "flip in event." A flip in event does not occur if there is an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in Apache's best interests.

FLIP OVER EVENT

     If at any time after a person or group becomes the beneficial owner of 20% or more of our common stock, Apache is acquired in a merger or other transaction in which Apache does not survive or in which our common stock is changed or exchanged or 50% or more of Apache's assets or earning power is sold or transferred, then each holder of a right will be entitled to receive, upon exercise, a number of shares of common stock of the acquiring company in the transaction equal to the exercise price of the right divided by one-half of the market price of the acquiring company's common stock on the date of the occurrence of this event. This exercise right will not occur if the merger or other transaction follows an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in Apache's best interests.

EXCHANGE OF RIGHTS

     At any time after a flip in event, our board of directors may exchange the rights by providing to the holder one share of our common stock or 1/10,000th of a share of our Series A preferred stock for each of the holder's rights.

REDEMPTION OF RIGHTS

     At any time before a flip in event, we may redeem the rights at a price of $.01 per right. The rights will expire on the close of business on January 31, 2006, subject to earlier expiration or termination as described in our stockholder rights plan.

     Unless and until the rights become exercisable, they will be transferred with and only with the shares of Apache common stock.

 ANTI-TAKEOVER EFFECT OF PROVISIONS OF APACHE'S CHARTER AND BYLAWS AND DELAWARE
                                      LAW

     Apache's charter and bylaws include provisions designed to prevent the use of certain tactics in connection with a potential takeover of Apache. Please refer to our charter and bylaws that are incorporated by reference into the registration statement that includes this prospectus. You may obtain copies at no charge by writing to us at the address listed under the caption "Where You Can Find More Information."

     Provisions of Delaware law have a similar anti-takeover effect.

APACHE'S BYLAWS

     Apache's board of directors is divided into three classes, with directors serving staggered three-year terms.

APACHE'S CHARTER

     Article Twelve generally stipulates that the affirmative vote of 80% of our voting shares is required to adopt any agreement for the merger or consolidation with or into any other corporation which is the beneficial owner of more than 5% of our voting shares. Article Twelve further provides that such 80% approval is necessary to authorize any sale or lease of assets between Apache and any beneficial holder of 5% or more of our voting shares.

     Article Fourteen contains a "fair price" provision which requires that any tender offer made by a beneficial owner of more than 5% of our outstanding voting stock in connection with any:

- plan of merger;

- consolidation or reorganization;

- any sale or lease of substantially all of our assets; or

- any issuance of our equity securities to the 5% stockholder must provide at least as favorable terms to each holder of common stock other than the stockholder making the tender offer.

     Article Fifteen contains an "anti-greenmail" mechanism which prohibits Apache from acquiring any voting stock from the beneficial owner of more than 5% of the outstanding voting stock, except for acquisitions pursuant to a tender offer to all holders of voting stock on the same price, terms and conditions, acquisitions in compliance with Rule 10b-18 of the Securities Exchange Act of 1934 and acquisitions at a price not exceeding the market value per share.

     Article Sixteen prohibits the stockholders from acting by written consent in lieu of a meeting.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS UNDER DELAWARE LAW

     Section 203 of the Delaware General Corporation Law prevents a publicly held corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

- before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

- the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the beginning of the transaction in which it became an interested stockholder, excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide participants with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

- after the date on which the interested stockholder became an interested stockholder, the business combination is approved by the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

     As defined in Section 203, an "interested stockholder" is generally a person owning 15% or more of the outstanding voting stock of the corporation. As defined in Section 203, a "business combination" includes mergers, consolidations, stock and assets sales and other transactions with the interested stockholder.

     The provisions of Section 203 may have the effect of delaying, deferring or preventing a change of control of Apache.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following description, together with the applicable prospectus supplements, summarizes all the material terms and provisions of the depositary shares that we may offer under this prospectus and the related deposit agreements and depositary receipts. Specific deposit agreements and depositary receipts will contain additional important terms and provisions and will be incorporated by reference into the registration statement which includes this prospectus before we issue any depositary shares.

     This summary of depositary agreements, depositary shares and depositary receipts relates to terms and conditions applicable to these types of securities generally. The particular terms of any series of depositary shares will be summarized in the applicable prospectus supplement. If indicated in the applicable prospectus supplement, the terms of any series may differ from the terms summarized below.

                                    GENERAL

     We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, we will issue "depositary receipts" for these "depositary shares." Each depositary share will represent a fraction of a share of a particular series of preferred stock. Each holder of a depositary share will be entitled, in proportion to the fraction of preferred stock represented by that depositary share, to the rights and preferences of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights, if any. We will enter into a deposit agreement with a depositary, which will be named in the related prospectus supplement.

     In order to issue depositary shares, we will issue preferred stock and immediately deposit these shares with the depositary. The depositary will then issue and deliver depositary receipts to the persons who purchase depositary shares. Each whole depositary share issued by the depositary may represent a fraction of a share of preferred stock held by the depositary. The depositary will issue depositary receipts in a form that reflects whole depositary shares, and each depositary receipt may evidence any number of whole depositary shares.

     Pending the preparation of definitive engraved depositary receipts, a depositary may, upon our written order, issue temporary depositary receipts, which will temporarily entitle the holders to all the rights pertaining to the definitive depositary receipts. We will bear the costs and expenses of promptly preparing definitive depositary receipts and of exchanging the temporary depositary receipts for such definitive depositary receipts.

                       DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash and non-cash distributions it receives with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares they hold. In the case of non-cash distributions, the depositary may determine that the distribution cannot be made proportionately or that it may not be feasible to make the distribution. If so, the depositary will, with our approval, adopt a method it deems equitable and practicable to effect the distribution, including the sale, public or private, of the securities or other non-cash property it receives in the distribution at a place and on terms it deems proper. The amounts distributed by the depositary will be reduced by any amount required to be withheld by Apache or the depositary on account of taxes.

                        REDEMPTION OF DEPOSITARY SHARES

     If we redeem the series of preferred stock that underlies the depositary shares, the depositary will redeem the depositary shares from the proceeds it receives from the redemption of the preferred stock it holds. The depositary will redeem the number of depositary shares that represent the amount of underlying preferred stock that we have redeemed. The redemption price for depositary shares will be in proportion to the redemption price per share that we paid for the underlying preferred stock. If we redeem less than all of the depositary shares, the depositary will select which depositary shares to redeem by lot, or some substantially equivalent method.

     After a redemption date is fixed, the depositary shares to be redeemed no longer will be considered outstanding. The rights of the holders of the depositary shares will cease, except for the rights to receive money or other property upon redemption. In order to redeem their depositary shares, holders will surrender their depositary receipts to the depositary.

                           VOTING THE PREFERRED STOCK

     We will notify the depositary about any meeting at which the holders of preferred stock are entitled to vote, and the depositary will mail the information to the record holders of depositary shares related to that preferred stock. Each record holder of depositary shares on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock represented by that holder's depositary shares. The depositary will vote the preferred stock represented by the depositary shares in accordance with these instructions, provided the depositary receives these instructions sufficiently in advance of the meeting. If the depositary does not receive instructions from the holders of the depositary shares, the depositary will abstain from voting the preferred stock that underlies those depositary shares.

                         WITHDRAWAL OF PREFERRED STOCK

     When a holder surrenders depositary receipts at the corporate trust office of the depositary, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by the holder's depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder cannot "re-deposit" these shares of preferred stock with the depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.

               AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     Apache and the depositary can agree, at any time, to amend the form of depositary receipt and any provisions of the deposit agreement. However, if an amendment has a material adverse effect on the rights of the holders of related depositary shares, the holders of at least a majority of the depositary shares then outstanding must first approve the amendment. Every holder of a depositary receipt at the time an amendment becomes effective will be bound by the amended deposit agreement. However, subject to any conditions in the deposit agreement or applicable law, no amendment can impair the right of any holder of a depositary share to receive shares of the related preferred stock, or any money or other property represented by the depositary shares, when they surrender their depositary receipts.

     We can terminate the deposit agreement at any time, as long as the depositary mails notice of termination to the record holders of depositary shares then-outstanding at least 30 days prior to the date fixed for termination.

                             CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and the government charges that relate solely to the depositary arrangements. We will also pay the charges of each depositary, including charges in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, and all withdrawals of shares of the related series of preferred stock. However, holders of depositary shares will be required to pay transfer and other taxes and government charges, as provided in the deposit agreement.

                     RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering written notice of its decision to us.

We may remove the depositary at any time. Any resignation or removal will take effect when we appoint a successor depositary. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company that has its principal office in the United States and has a combined capital and surplus of at least $50,000,000.

                                 MISCELLANEOUS

     We will be required to furnish certain information to the holders of the preferred stock underlying any depositary shares. The depositary, as the holder of the underlying preferred stock, will forward any report or information it receives from us to the holders of depositary shares.

     Neither the depositary nor Apache will be liable if its ability to perform its obligations under the deposit agreement is prevented or delayed by law or any circumstance beyond its control. Both Apache and the depositary will be obligated to use their best judgment and to act in good faith in performing its duties under the deposit agreement. Each of Apache and the depositary will be liable only for gross negligence and willful misconduct in performing their duties under the deposit agreement. They will not be obligated to appear in, prosecute or defend any legal proceeding with respect to any depositary receipts, depositary shares or preferred stock unless they receive what they, in their sole discretion, determine to be a satisfactory indemnity from one or more holders of the depositary shares. Apache and the depositary will evaluate any proposed indemnity in order to determine whether the financial protection afforded by the indemnity is sufficient to reduce each party's risk to a satisfactory and customary level. Apache and the depositary may rely on the advice of legal counsel or accountants of their choice. They may also rely on information provided by persons they believe, in good faith, to be competent, and on documents they believe, in good faith, to be genuine.

     The applicable prospectus supplement will identify the depositary's corporate trust office. Unless the prospectus supplement indicates otherwise, the depositary will act as transfer agent and registrar for depositary receipts, and if we redeem shares of preferred stock, the depositary will act as redemption agent for the corresponding depositary receipts.

                                     TITLE

     Apache, each depositary and any agent of Apache or the applicable depositary may treat the registered owner of any depositary share as the absolute owner of the depositary shares for all purposes, including making payment, regardless of whether any payment in respect of the depositary share is overdue and regardless of any notice to the contrary. See "Book-Entry Securities" below.

                         DESCRIPTION OF DEBT SECURITIES

     The following description, together with the applicable prospectus supplements, summarizes all the material terms and provisions of the debt securities that we may offer under this prospectus and the related trust indenture. The indenture under which debt securities will be issued contains additional important terms and provisions and is or will be filed as an exhibit to the registration statement that includes this prospectus.

     This summary of the indenture and the debt securities relates to terms and conditions applicable to the debt securities generally. The particular terms of any series of debt securities will be summarized in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

     Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities under an indenture entered into between us and The Chase Manhattan Bank, as trustee. We may only offer up to $1,000,000,000 of debt securities under this prospectus. However, the indenture does not limit the amount of debt securities we may issue under the indenture and provides that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time. Debt securities may also be issued pursuant to the indenture in transactions exempt from the registration requirements of the Securities Act of 1933. Those debt securities will not be considered in determining the aggregate amount of securities issued under this prospectus.

     Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities in denominations of $1,000 or integral multiples of $1,000.

     Unless otherwise indicated in the applicable prospectus supplement, the payment of principal of, and any premium and interest on, the debt securities will rank pari passu with all of our other unsecured unsubordinated indebtedness. Principal and any premium and any interest will be payable, and the debt securities will be transferable, at the corporate trust office of the appropriate trustee, unless we specify otherwise in the accompanying prospectus supplement. At our option, however, payment of interest may be made by check mailed to the registered holders of the debt securities at their registered addresses.

     We will describe special U.S. federal income tax and other considerations relating to debt securities denominated in foreign currencies or units of two or more foreign currencies in the applicable prospectus supplement.

     Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indenture and the debt securities will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

                                    GENERAL

     The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include:

- the designation, aggregate principal amount and authorized denominations of the debt securities;

- the date or dates on which the debt securities will mature;

- the percentage of the principal amount at which the debt securities will be issued;

- the date on which the principal of the debt securities will be payable;

- whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

- whether the debt securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

- the currency or currencies or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

- if the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

- the annual rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear interest;

- the date or dates from which any interest will accrue and the date or dates on which such interest will be payable;

- a description of any provisions providing for redemption, exchange or conversion of the debt securities at our option or a holder's option and the terms and provisions of such redemption, exchange or conversion;

- information with respect to book-entry procedures relating to global debt securities;

- any redemption or sinking fund terms;

- whether and under what circumstances we will pay "additional amounts," as defined in the indenture, on the debt securities to any holder who is a "United States alien," as defined in the indenture, in respect of any tax, assessment or governmental charge and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay any additional amounts. The term "interest," as used in this prospectus, includes any additional amounts;

- any events of default or covenants of Apache with respect to the debt securities of a certain series that are different from those described in this prospectus;

- if either or both of Section 402(2) of the indenture relating to defeasance or
  Section 402(3) of the indenture relating to covenant defeasance is not applicable to the debt securities, or if any covenants in addition to those specified in Section 402(3) of the indenture shall be subject to covenant defeasance;

- any deletions from, or modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

- any index or other method used to determine the amount of payments of principal of, and any premium and interest on, the debt securities; and

- any other specific terms of the debt securities.

     We are not obligated to issue all debt securities of any one series at the same time. The debt securities of any one series may not bear interest at the same rate or mature on the same date.

     If any of the debt securities are sold for foreign currencies or foreign currency units or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to those debt securities and such foreign currencies or foreign currency units in the applicable prospectus supplement.

     Other than as described below under "The Indenture Limits Our Ability to Incur Liens," "The Indenture Limits Our Ability to Engage in Sale/Leaseback Transactions" and "We Are Obligated to Purchase Debt Securities on a Change in Control," the indenture does not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. The prospectus supplement relating to the particular series of debt securities, to the extent not otherwise described in this prospectus, will include any information with respect to any deletions from, modifications of or additions to the events of default described below and contained in the indenture, including any addition of a covenant or other provision providing event risk or similar protection.

                          INTEREST RATES AND DISCOUNTS

     The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

     We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Federal income tax consequences and special considerations that apply to any series will be described in the applicable prospectus supplement.

                      EXCHANGE, REGISTRATION AND TRANSFER

     Registered securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for that bearer security. That interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities will not be issued in exchange for registered securities.

     You may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar for the indenture. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of debt securities in addition to the security registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for that series, and if debt securities of a series are issuable as bearer securities, we will be required to maintain a transfer agent in a place of payment for that series located in Europe in addition to the security registrar. We may at any time designate additional transfer agents with respect to any series of debt securities.

     In the event of any redemption, we will not be required to:

- issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

- register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

                           PAYMENT AND PAYING AGENTS

     Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, bearer securities will be payable in accordance with any applicable laws and regulations, at the offices of those paying agents outside the United States that we may designate at various times. We will make interest payments on bearer securities and the attached coupons on any interest payment date only against surrender of the coupon relating to that interest payment date. No payment with respect to any bearer security will be made at any of our offices or agencies in the United States by check mailed to any U.S. address or by transfer to an account maintained with a bank located in the United States. However, if, but only if, payment in U.S. dollars of the full amount of principal of, and any premium and interest on, bearer securities denominated and payable in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, then those payments will be made at the office of our paying agent in the Borough of Manhattan, The City of New York.

     Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, registered securities will be made at the office of the paying agent or paying agents that we designate at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on registered securities to the person in whose name that registered security is registered at the close of business on the regular record date for such interest.

     Unless we specify otherwise in the applicable prospectus supplement, the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, will be designated:

- as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities; and

- as our paying agent in the Borough of Manhattan, The City of New York, for payments with respect to debt securities, subject to the limitation described above in the case of bearer securities, that are issuable solely as bearer securities or as both registered securities and bearer securities.

     We will name any paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for that series. If debt securities of a series are issuable as bearer securities, we will be required to maintain:

- a paying agent in the Borough of Manhattan, The City of New York, for payments with respect to any registered securities of the series and for payments with respect to bearer securities of the series in the circumstance described above, but not otherwise; and

- a paying agent in a place of payment located outside the United States where debt securities of that series and any attached coupons may be presented and surrendered for payment.

     However, if the debt securities of that series are listed on the London Stock Exchange, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and if the stock exchange requires it, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States for those debt securities.

     All moneys we pay to a paying agent for the payment of principal of, and any premium or interest on, any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security or coupon will look only to us for payments out of those repaid amounts.

                               GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

- by the applicable depositary to a nominee of the depositary;

- by any nominee to the depositary itself or another nominee; or

- by the depositary or any nominee to a successor depositary or any nominee of the successor.

     We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

     When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of participants that have accounts with the depositary. Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

     As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

- will not be entitled to have any of the underlying debt securities registered in their names;

- will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

- will not be considered the owners or holders under the indenture relating to those debt securities.

     Payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests of the global security.

     We expect that the depositary or its nominee, upon receipt of any payment of principal, premium or interest relating to a permanent global security representing any series of debt securities, immediately will credit participants' accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Those payments will be the sole responsibility of those participants.

     If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Further, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In that instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in denominations, unless we specify otherwise, of $1,000 or integral multiples of $1,000.

     For a description of the depository arrangements for global securities held by The Depository Trust Company, see "Book-Entry Securities."

                THE INDENTURE LIMITS OUR ABILITY TO INCUR LIENS

     Nothing in the indenture or the debt securities will in any way limit the amount of indebtedness or securities which we or our subsidiaries, as defined in the indenture, may incur or issue. The indenture provides that neither us nor any of our subsidiaries may issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed secured by a mortgage, lien, pledge, security interest or other encumbrance -- defined in the indenture as "liens" -- upon any of its property unless we provide that any and all debt securities then outstanding shall be secured by a lien equally and ratably with any and all other obligations by the lien. The restrictions on liens will not, however, apply to:

- liens existing on the date of the indenture or provided for under the terms of agreements existing on the date thereof;

- liens securing all or part of the cost of exploring, producing, gathering, processing, marketing, drilling or developing any of our or our subsidiaries' properties, or securing indebtedness incurred to provide funds therefor or indebtedness incurred to finance all or part of the cost of acquiring, constructing, altering, improving or repairing any such property or assets, or securing indebtedness incurred to provide funds therefor;

- liens securing only indebtedness owed by us or one of our subsidiaries to us or to one or more of our subsidiaries;

- liens on the property of any corporation or other entity existing at the time it becomes our subsidiary;

- liens on any property to secure indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality of either or indebtedness issued to or guaranteed for the benefit of a foreign government, any state or any department, agency or instrumentality of either or an international finance agency or any division or department thereof, including the World Bank, the International Finance Corp. and the Multilateral Investment Guarantee Agency;

- any extension, renewal or replacement or successive extensions, renewals or replacements of any lien referred to in the foregoing clauses that existed on the date of the indenture;

- certain other liens incurred in the ordinary course of business; or

- liens which secure "Limited Recourse Indebtedness," as defined in the indenture.

     In addition, the following types of transactions, among others, shall not be deemed to create indebtedness secured by liens:

- the sale or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will receive as a result of the transfer a specified amount of money or of such crude oil, natural gas or other petroleum hydrocarbons;

- the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest; and

- liens required by any contract or statute in order to permit us or one of our subsidiaries to perform any contract or subcontract made by it with or at the request of the U.S. government or any foreign government or international finance agency, any state or any department thereof, or any agency or instrumentality of either, or to secure partial, progress, advance or other payments to us or one of our subsidiaries by any of these entities pursuant to the provisions of any contract or statute.

   THE INDENTURE LIMITS OUR ABILITY TO ENGAGE IN SALE/LEASEBACK TRANSACTIONS

     Unless we specify otherwise in the applicable prospectus supplement, neither we nor any of our subsidiaries will enter into any arrangement with any person, other than us or one of our subsidiaries, to lease any property to us or a subsidiary of ours for more than three years. For the restriction to apply, we or one of our subsidiaries must sell or plan to sell the property to the person leasing it to us or our subsidiary or to another person to which funds have been or are to be advanced on the security of the leased property. The limitation does not apply where:

- either we or our subsidiary would be entitled to create debt secured by a lien on the property to be leased in a principal amount equal to or exceeding the value of that sale/leaseback transaction;

- since the date of the indenture and within a period commencing six months prior to the consummation of that arrangement and ending six months after the consummation of the arrangement, we have or our subsidiary has expended or will expend for any property -- including amounts expended for the acquisition, exploration, drilling or development thereof, and for additions, alterations, improvements and repairs to the property -- an amount equal to all or a portion of the net proceeds of that arrangement and we designate such amount as a credit against that arrangement, with any that amount not being so designated to be applied as set forth in the next item; or

- during or immediately after the expiration of the 12 months after the effective date of that transaction, we apply to the voluntary defeasance or retirement of the debt securities and or other senior indebtedness, as defined in the indenture, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in that transaction or the fair value of such property at the time of entering into such transaction, in either case adjusted to reflect the remaining term of the lease and any amount we utilize as set forth in the prior item. The amount will be reduced by the principal amount of senior indebtedness we voluntarily retire within that 12-month period.

                    THE INDENTURE INCLUDES EVENTS OF DEFAULT

     Unless otherwise specified in the applicable prospectus supplement, any one of the following events will constitute an "event of default" under the indenture with respect to the debt securities of any series:

- if we fail to pay any interest on any debt security of that series when due, and the failure continues for 30 days;

- if we fail to pay principal of or any premium on the debt securities of that series when due and payable, either at maturity or otherwise;

- if we fail to perform, or we breach any of our other covenants or warranties in the indenture or the debt securities -- other than a covenant or warranty included in the indenture solely for the benefit of a series of securities other than the debt securities -- and that breach of failure continues for 60 days after written notice as provided in the indenture;

- if any of our indebtedness, as defined in the indenture, in excess of an aggregate of $25,000,000 in principal amount is accelerated under any event of default as defined in any mortgage, indenture or instrument and the acceleration has not been rescinded or annulled within 30 days after written notice as provided in the indenture specifying such event of default and requiring us to cause that acceleration to be rescinded or annulled;

- if we fail to pay, bond or otherwise discharge within 60 days of entry, a judgment, court order or uninsured monetary damage award against us in excess of an aggregate of $25,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith;

- certain events of bankruptcy, insolvency or reorganization involving us; and

- any other event of default provided with respect to the debt securities of that series.

     If an event of default with respect to the debt securities of any series, other than an event of default described in the second to last and third to last items above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debt securities of that series may, under certain circumstances, rescind and annul such acceleration. If an event of default described in the second to last and third to last items above occurs, the principal amount and accrued interest -- or a lesser amount as provided for in the debt securities of that series -- will become immediately due and payable without any declaration or other act by the trustee or any holder.

     Within 90 days after the occurrence of any event of default under the indenture with respect to the debt securities of any series, the trustee must transmit notice of the event of default to the holders of the debt securities of that series unless the event of default has been cured or waived. However, except in the case of a payment default, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of debt securities of that series.

     If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of that series by all appropriate judicial proceedings.

     Subject to the duty of the trustee during any default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders offer the trustee reasonable indemnity. Subject to indemnifying of the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

      WE ARE OBLIGATED TO PURCHASE DEBT SECURITIES ON A CHANGE IN CONTROL

     If a change in control, as defined in the indenture, occurs, within 15 days we must mail a written notice regarding the change in control to the trustee and to every holder of the debt securities of each series. The notice must also be published at least once in an authorized newspaper, as defined in the indenture, and must state:

- the event causing the change in control and the date thereof;

- the date by which notice of the change in control is required by the indenture to be given;

- the date, 35 business days after the occurrence of the change in control, by which we must purchase debt securities we are obligated to purchase pursuant to the selling holder's exercise of rights on change in control;

- the price we must pay for the debt securities we are obligated to purchase;

- the name and address of the trustee;

- the procedure for surrendering debt securities to the trustee or other designated office or agent for payment;

- a statement of our obligation to make prompt payment on proper surrender of the debt securities;

- the procedure for holders' exercise of rights of sale of the debt securities; and

- the procedures by which a holder may withdraw such a notice after it is given.

     After we give this notice we will obligated, at the election of each holder, to purchase such debt securities. Under the indenture, a change in control is deemed to have occurred when:

- any event requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Securities Exchange Act of 1934 disclosing beneficial ownership of either 50% or more of the our common stock then outstanding or 50% or more of the voting power of the our voting stock then outstanding;

- the completion of any sale, transfer, lease, or conveyance of our properties and assets substantially as an entirety to any person or persons that is not our subsidiary, as those terms are defined in the indenture; or

- the completion of a consolidation or merger of us with or into any other person or entity in a transaction in which either we are not the sole surviving corporation or our common stock existing prior to the transaction is converted into cash, securities or other property and those exchanging our common stock do not, as a result of the transaction, receive either 75% or more of the survivor's common stock or 75% or more of the voting power of the survivor's voting stock.

     We will not purchase any debt securities if there has occurred and is continuing an event of default under the indenture, other than default in payment of the purchase price payable for the debt securities upon change in control. In connection with any purchase of debt securities after a change in control, we will comply with all federal and state securities laws, including, specifically, Rule 13E-4, if applicable, of the Securities Exchange Act, and any related Schedule 13E-4 required to be submitted under that rule.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that:

- have become due and payable;

- will become due and payable within one year; or

- are scheduled for redemption within one year.

To discharge the obligations with respect to a series of debt securities, we must deposit with the trustee, in trust, an amount of funds in U.S. dollars or in the foreign currency in which those debt securities are payable sufficient to pay the entire amount of principal of, and any premium or interest on, those debt securities to the date of the deposit if those debt securities have become due and payable or to the maturity of the debt securities, as the case may be.

     The indenture provides that, unless the provisions of section 402 of the indenture are made inapplicable to the debt securities, we may elect either

- to defease and be discharged from any and all obligations with respect to those debt securities, which we refer to as "legal defeasance"; or

- to be released from its obligations with respect to such debt securities under the covenants described in "The Indenture Limits Our Ability to Incur Liens" and "The Indenture Limits Our Ability to Engage in Sale/Leaseback Transactions" above or, if provided pursuant to section 301 of the indenture, its obligations with respect to any other covenant, which we refer to as "covenant defeasance."

     In the case of legal defeasance we will still retain some obligations in respect of the debt securities, including or obligations:

- to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities;

- to register the transfer or exchange of the debt securities;

- to replace temporary or mutilated, destroyed, lost or stolen debt securities; and

- to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust.

     After a covenant defeasance, any omission to comply with the obligations or covenants that have been defeased shall not constitute a default or an event of default with respect to the debt securities.

     To elect either legal defeasance or covenant defeasance we must deposit with the trustee, in trust, an amount, in U.S. dollars or in the foreign currency in which the relevant debt securities are payable at stated maturity, or in government obligations, as defined below, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on those debt securities on their scheduled due dates.

     In addition, we can only elect legal defeasance or covenant defeasance if, among other things:

- the applicable defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are is bound;

- no default or event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust; and

- we have delivered to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and such opinion of counsel, in the case of legal defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

     The indenture deems a foreign currency to be any currency, currency unit or composite currency, including, without limitation, the ECU, issued by the government of one or more countries other than the United States or by any recognized confederation or association of governments.

     The indenture defines government obligations as securities which are not callable or redeemable at the option of the issuer or issuers thereof and are:

- direct obligations of the United States or the government or the governments in the confederation which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

- obligations of a person or entity controlled or supervised by and acting as an agency or instrumentality of the United States or the government or governments which issued the foreign currency in which the debt securities of a particular series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or that other government or governments.

Government obligations also include a depository receipt issued by a bank or trust company as custodian with respect to any government obligation described above or a specific payment of interest on or principal of or any other amount with respect to any government obligation held by that custodian for the account of the holder of such depository receipt, as long as, except as required by law, that custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by the depository receipt.

     Unless we disclose otherwise in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect legal defeasance or covenant defeasance with respect to debt securities of any series, either:

- the holder of a debt security of that series is entitled to, and does, elect to receive payment in a currency other than that in which such deposit has been made in respect of that debt security; or

- a conversion event, as defined below, occurs in respect of the foreign currency in which the deposit has been made,

the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium and interest on, that debt security as that debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or conversion event based on:

- in the case of payments made pursuant to the first of the two items in the list above, the applicable market exchange rate for the currency in effect on the second business day prior to the date of the payment; or

- with respect to a conversion event, the applicable market exchange rate for such foreign currency in effect, as nearly as feasible, at the time of the conversion event.

     The indenture defines a "conversion event" as the cessation of use of:

- a foreign currency other than the ECU both by the government of the country or the confederation which issued such foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

- the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community; or

- any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium and interest on, any debt security that are payable in a foreign currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars.

     If we effect a covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to which there has been covenant defeasance, the amount in the foreign currency in which the debt securities are payable, and government obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable for payment of the amounts due at the time of acceleration.

     The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

     Under the indenture, we are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an event of default.

                            MODIFICATION AND WAIVER

     We and the trustee may modify the indenture or waive certain provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected by the modification or waiver. However, provisions of the indenture may not be waived or modified without the consent of the holder of each debt security affected thereby if the modification or waiver would:

- change the stated maturity of the principal of, or premium, if any, on, or any installment of principal, if any, of or interest on, or any additional amounts with respect to, any debt security;

- reduce the principal amount of, or premium or interest on, or any additional amounts with respect to, any debt security;

- change the coin or currency in which any debt security or any premium or any interest on such debt security or any additional amounts with respect to the debt security is payable;

- impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities or, in the case of redemption, exchange or conversion, on or after the redemption, exchange or conversion date or, in the case of repayment at the option of any holder, on or after the date for repayment or in the case of a change in control, after the change in control purchase date;

- reduce the percentage and principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

- change any of our obligations to maintain an office or agency in the places and for the purposes required by the indenture; or

- modify any of the above provisions.

     The holders of at least a majority in aggregate principal amount of debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except:

- a payment default with respect to debt securities of that series; or

- a default of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of any series.

                    CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may, without the consent of the holders of the debt securities, consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any person that is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of any domestic jurisdiction. We may also permit any of those persons to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, as long as any successor person assumes our obligations on the debt securities and that after giving effect to the transaction no event of default under the indenture, and no event which, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing, and as long as some other conditions are met.

                             BOOK-ENTRY SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, we will issue securities, other than common stock, in the form of one or more book-entry certificates registered in the name of a depositary or a nominee of a depositary. Unless otherwise specified in the applicable prospectus supplement, the depositary will be The Depository Trust Company. We have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

     No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

     DTC has informed us that it is:

- a limited purpose trust company organized under New York banking laws;

- a "banking organization" within the meaning of the New York banking laws;

- a member of the Federal Reserve System;

- a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

- a "clearing agency" registered under the Securities Exchange Act.

     DTC has also informed us that it was created to:

- hold securities for "participants"; and

- facilitate the clearance and settlement of securities transactions among participants through electronic book-entry, thereby eliminating the need for the physical movement of securities certificates.

     Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

     Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

     Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

     DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

     DTC has further advised us that its management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its computer systems, as they relate to the timely payment of distributions to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including issuers and their agents, as well as DTC's direct and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting and will continue to contact third party vendors from whom it acquires services to impress upon them the importance of such services being Year 2000 compliant and determine the extent of their efforts for Year 2000 remediation -- and, as appropriate, testing -- of their services. In addition, DTC is in the process of developing contingency plans that it considers appropriate.

     According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.
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     Unless otherwise specified in the applicable prospectus supplement, a book-
entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

- DTC notifies us that it is unwilling or unable to continue as depositary for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when DTC is required to be so registered; or

- we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable.

Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

     If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

     Except as described above:

- a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depositary appointed by us; and

- DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

     None of Apache, the trustees, any registrar and transfer agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a book-entry security.

                              PLAN OF DISTRIBUTION

     We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers.

     We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

     If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     We may also sell securities directly to one or more purchasers without using underwriters or agents.

     Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have
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agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

                   TRADING MARKETS AND LISTING OF SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange and the Chicago Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

                            STABILIZATION ACTIVITIES

     Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

                                 LEGAL MATTERS

     The legality of the securities will be passed upon for Apache by its Vice President and General Counsel, Z. S. Kobiashvili. As of the date of this prospectus, Mr. Kobiashvili owns 1,990 shares of Apache common stock through Apache's 401(k) savings plan, holds employee stock options to purchase 45,700 shares of Apache common stock, of which options to purchase 21,200 shares are currently exercisable, and holds a conditional grant under Apache's 1996 share Price Appreciation Plan relating to 18,900 shares of Apache common stock, none of which is vested. In addition, other customary legal matters relating to the offering of the securities, including matters relating to our due incorporation, legal existence and authorized capitalization, will be passed upon for Apache by Mr. Kobiashvili or Mayor, Day, Caldwell & Keeton, L.L.P., Houston, Texas.

                                    EXPERTS

     The audited consolidated financial statements of Apache that are incorporated by reference into this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The information incorporated by reference into this prospectus regarding the total proved reserves of Apache was prepared by Apache and reviewed by Ryder Scott Company Petroleum Engineers, as stated in their letter reports, and is incorporated by reference in reliance upon the authority of said firm as experts in such matters. The information incorporated by reference into this prospectus regarding the total estimated proved reserves acquired from Texaco Exploration and Production Inc. was prepared by Apache and reviewed by Ryder
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Scott, as stated in their letter reports, and is incorporated by reference in reliance upon the authority of that firm as experts in these matters. The information incorporated by reference into this prospectus regarding the total proved reserves of DEKALB was prepared by DEKALB and for the four years ended December 31, 1994 was reviewed by Ryder Scott, as stated in their letter reports with respect thereto, and is incorporated by reference in reliance upon the authority of that firm as experts in these matters.

     A portion of the information incorporated by reference in this prospectus regarding the total proved reserves of Aquila Energy Resources Corporation acquired by Apache was prepared by Netherland, Sewell & Associates, Inc. as of December 31, 1994, as stated in their letter report, and is incorporated by reference in reliance upon the authority of that firm as experts in those matters. Netherland, Sewell did not review any of the reserves of Aquila acquired during 1995.

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